Exhibit 10.3
EXECUTION VERSION
FIRST AMENDMENT TO
REVOLVING CREDIT AGREEMENT
This FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of April 12, 2021, is entered into by and among BARINGS CAPITAL INVESTMENT CORPORATION, a Maryland corporation (the “Initial Borrower”), the banks and financial institutions from time to time party hereto as lenders (the “Lenders”) and SOCIETE GENERALE, as the Administrative Agent (the “Administrative Agent”) and a Lender.
A.    The Initial Borrower and the Administrative Agent have entered into that certain Revolving Credit Agreement dated as of September 21, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
B.    Pursuant to Section 12.1 of the Credit Agreement, the parties hereto wish to amend the Credit Agreement as further described herein.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement.
SECTION 2. Amendments to the Credit Agreement. As of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:
2.1.    Certain sections of the Credit Agreement are hereby amended as set forth on Annex A to this Amendment. Language being inserted into the applicable section of the Credit Agreement is evidenced by bold and underline formatting.  Language being deleted from the applicable section of the Credit Agreement is evidenced by strike-through formatting.
SECTION 3. Conditions Precedent. Section 2 hereof shall become effective on the date (the “Effective Date”) upon receipt by the Administrative Agent of: (i) this Amendment, duly executed and delivered by the parties hereto; and (ii) payment of all fees and other amounts due and payable on or prior to the date hereof pursuant to the Loan Documents, including the fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP.
SECTION 4. Miscellaneous.
4.1.    Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.
4.2.    References to the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “the Credit Agreement”, “this Agreement”,

“hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.
4.3.    Representations and Warranties. Each Credit Party hereby represents and warrants that (i) this Amendment is the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law), (ii) no Event of Default or Potential Default has occurred and is continuing on the Effective Date and (iii) the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty was true and correct in all material respects as of such earlier date).
4.4.    Reaffirmation of Obligations. Each Credit Party (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Loan Documents, and (iii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Credit Party’s obligations under the Loan Documents.
4.5.    Reaffirmation of Security Interests. Each Credit Party (i) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting, and (ii) agrees that this Amendment and all documents executed in connection herewith shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.
4.6.    No Other Changes. Except as specifically amended by this Amendment, the Credit Agreement and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
4.7.    No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.
4.8.    Governing Law. This Amendment, and any claim, controversy or dispute arising under or related to or in connection herewith, the relationship of the parties, and the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.
4.9.    Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns as provided in the Credit Agreement.
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4.10.    Headings. Section headings in this Amendment are for convenience of reference only and shall in no way affect the interpretation of this Amendment.
4.11.    Multiple Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Amendment shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or the Uniform Electronic Transactions Act.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW
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    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

INITIAL BORROWER:
BARINGS CAPITAL INVESTMENT CORPORATION, a Maryland corporation

By:	/s/ Thomas F. Moses
	Name:	Thomas F. Moses
	Title:	Treasurer

ADMINISTRATIVE AGENT AND LENDER:
SOCIETE GENERALE,
as Administrative Agent and a Lender

By:	/s/ Laurie Lawler
	Name:	Laurie Lawler
	Title:	Managing Director

Annex A

[Attached]

REVOLVING CREDIT AGREEMENT
BARINGS CAPITAL INVESTMENT CORPORATION,
as the Borrower

SOCIETE GENERALE,
as the Administrative Agent and a Lender

September 21, 2020

Page

SECTION 1.    DEFINITIONS....................................................................................…....…. 1
1.1.    Defined Terms...........................................................................................….....… 1
1.2.    Other Definitional Provisions    .........................................................................…. 41
1.3.    Accounting Terms...........................................................................................…. 42
1.4.    UCC Terms.......................................................................................................… 42
1.5.    References to Agreement and Laws..............................................................…... 42
1.6.    Time Conventions...........................................................................................….. 42
1.7.    Exchange Rates; Currency Equivalents..........................................................….. 42
1.8.    Interest Rates.....................................................................................................… 43
SECTION 2.    REVOLVING CREDIT LOANS.............................................................….. 43
2.1.    The Commitment.............................................................................................… 43
2.2.    Revolving Credit Commitment.........................................................................… 43
2.3.    Manner of Borrowing........................................................................................... 44
2.4.    Minimum Loan Amounts..................................................................................… 45
2.5.    Funding............................................................................................................… 46
2.6.    Interest.............................................................................................................… 46
2.7.    Determination of Rate    .......................................................................................…47
2.8.    [Reserved].........................................................................................................… 47
2.9.    Qualified Borrowers.........................................................................................… 47
2.10.    Use of Proceeds and Borrower Guaranties........................................................…47
2.11.    Fees.................................................................................................................….. 48
2.12.    Unused Commitment Fee................................................................................…..48
2.13.    [Reserved].......................................................................................................…. 48
2.14.    Extension of Maturity Date...............................................................................… 48
2.15.    Increase in the Maximum Commitment............................................................…49
SECTION 3.    PAYMENT OF OBLIGATIONS...............................................................… 50
3.1.    Revolving Credit Notes.....................................................................................… 50
3.2.    Payment of Obligations......................................................................................…50
3.3.    Payment of Interest..........................................................................................…. 51
3.4.    Payments on the Obligations.............................................................................…51
i

(continued)
Page

3.5.    Prepayments.......................................................................................................…52
3.6.    Reduction or Early Termination of Commitments...........................................… 53
3.7.    Lending Office..................................................................................................… 53
SECTION 4.    CHANGE IN CIRCUMSTANCES.............................................................…53
4.1.    Taxes.................................................................................................................… 53
4.2.    Illegality.............................................................................................................…58
4.3.    Inability to Obtain Currency or Determine Rates..................................................58
4.4.    Increased Cost and Capital Adequacy...............................................................…59
4.5.    Funding Losses..................................................................................................…60
4.6.    Requests for Compensation.............................................................................… 61
4.7.    Survival..............................................................................................................…61
4.8.    Mitigation Obligations; Replacement of Lenders............................................… 61
4.9.    Effect of Benchmark Transition Event..............................................................…62
SECTION 5.    SECURITY.................................................................................................….63
5.1.    Liens and Security Interest.................................................................................…63
5.2.    The Collateral Accounts; Capital Calls..............................................................…64

(continued)

8.5.    Books and Records; Access...............................................................................…82
8.6.    Compliance with Law    ...........................................................................................82

(continued)

(continued)

v

(continued)

SCHEDULES
SCHEDULE I:    Borrower Information
SCHEDULE II:    Lender Commitments and Related Information
SCHEDULE III:    Initial Borrower Organizational Structure

EXHIBITS
EXHIBIT A:    Schedule of Investors/Form of Borrowing Base Certificate
EXHIBIT B:    Form of Note
EXHIBIT C:    Form of Borrower Security Agreement
EXHIBIT D:    Form of Borrower Pledge of Collateral Account
EXHIBIT E:    Form of Request for Borrowing
EXHIBIT F:    [Reserved]
EXHIBIT G:    Form of Rollover/Conversion Notice
EXHIBIT H:     Form of Lender Assignment and Assumption
EXHIBIT I:    Form of Qualified Borrower Promissory Note
EXHIBIT J:    Form of Qualified Borrower Guaranty
EXHIBIT K:    Form of Investor Letter
EXHIBIT L:    [Reserved]
EXHIBIT M:    Form of Responsible Officer’s Certificate
EXHIBIT N:    Form of Compliance Certificate
EXHIBIT O:    Form of Lender Joinder Agreement
EXHIBIT P:    Form of Facility Extension/Increase Request
EXHIBIT Q:    Form of Capital Return Certification
EXHIBIT R:    Form of Capital Return Notice
EXHIBIT S-1:    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships)
EXHIBIT S-2:    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships)
EXHIBIT S-3:    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships)
EXHIBIT S-4:    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships)
EXHIBIT T:    Form of Subscription Agreement

REVOLVING CREDIT AGREEMENT
THIS REVOLVING CREDIT AGREEMENT, dated as of September 21, 2020, is by and among BARINGS CAPITAL INVESTMENT CORPORATION, a Maryland corporation (the “Initial Borrower”, and collectively with any other Borrower becoming party hereto (including Qualified Borrowers), the “Borrowers”), the banks and financial institutions from time to time party hereto as Lenders and SOCIETE GENERALE, (“Société Générale”), as the Administrative Agent (as hereinafter defined) for the Secured Parties.
A.    The Initial Borrower has requested that the Lenders make loans to provide working capital to the Initial Borrower and to any other Borrower becoming a party hereto for purposes permitted under the Constituent Documents (as defined below) of the Borrowers.
B.    The Lenders are willing to make loans upon the terms and subject to the conditions set forth in this Credit Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.    DEFINITIONS
1.1.    Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:
“Account Bank” means State Street Bank and Trust Company or any other Eligible Institution designated as an “Account Bank” in a Borrower Control Agreement.
“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.
“Adjusted LIBOR” means, for any Loan, for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to: (a) the quotient obtained by dividing: (i) LIBOR for such Loan for such Interest Period; by (ii) one (1) minus the LIBOR Reserve Requirement for such Loan for such Interest Period; plus (b) the Applicable Margin. If the calculation of Adjusted LIBOR results in a LIBOR rate of less than zero (0), Adjusted LIBOR shall be deemed to be zero (0) for all purposes of the Loan Documents.
“Administrative Agent” means Société Générale, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests, shareholder interests, membership interests or by contract or otherwise.
“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders from time to time.
“Agent-Related Person” has the meaning provided in Section 11.3.
“Agents” means the Administrative Agent and any successor and assign in such capacity.
“AIV Borrower” means each Borrower identified as an “AIV Borrower” on Schedule I, together with any other Alternative Investment Vehicle which becomes a Borrower under this Credit Agreement pursuant to Section 6.4.
“Alternative Currency” means Euros, Sterling, Australian Dollars, Canadian Dollars, Danish Krone, New Zealand Dollars, Norwegian Krone, Swedish Krona, Swiss Francs and Yen, and any other currency requested by the Borrowers and approved by the Administrative Agent in its sole discretion.
“Alternative Currency Sublimit” means sixty-five percent (65%) of the Maximum Commitment.
“Alternative Investment Vehicle” means an entity created in accordance with the Constituent Documents of the Initial Borrower (or the Constituent Documents of any other Borrower) or otherwise thereunder to make Investments.
“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined for each Borrower.
“Anti-Corruption Laws” means any laws, rules and regulations of any jurisdiction applicable from time to time to any of the Borrowers or any of their Subsidiaries concerning bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.) and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any laws, rules and regulations applicable from time to time to any of the Borrowers or any of their Subsidiaries relating to money laundering or terrorism financing.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, published interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” has the meaning set forth in the Fee Letter.
“Applicable Requirement” means each of the following requirements:
(a) such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall be a Rated Investor, and such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) shall have a Rating of BBB/Baa2 or higher; and
(b) if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:
(i) a Bank Holding Company, it shall have Adequately Capitalized status or better;
(ii) an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher;
(iii) if such Investor or such Investor’s Credit Provider, as applicable, is a Pension Plan Investor or Governmental Plan Investor, or the trustee or nominee of a Pension Plan Investor or a Governmental Plan Investor, such Pension Plan Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Sponsor/Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB/Baa2 or higher	90%; or
(iv) an Endowment Fund Investor, its Sponsor shall either (x) be a party to the Subscription Agreement of such Endowment Fund Investor and jointly and severally liable for such Endowment Fund Investor’s Unfunded Capital Commitment or (y) guarantee the obligations of such Endowment Fund Investor to make its Unfunded Capital Commitment pursuant to an unconditional guarantee or other Credit Link Documents in form and substance satisfactory to the Administrative Agent in its sole discretion.
The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement. Notwithstanding the foregoing, an Investor that does not have any Rating shall be deemed to meet the Rating requirements set forth above that are applicable to it, to the extent that the Administrative Agent reasonably determines, based on its internal rating methodology, that such Investor is of a credit quality that is at least equivalent to the Ratings set forth above applicable to such Investor; and
(c)    such Investor is a “qualified purchaser” within the meaning of Section 3(c)(7) of the Investment Company Act of 1940, as amended.
“Assignee” has the meaning provided in Section 12.11(b).
“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H.
“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Australian Dollars” and “AUS$” mean the lawful currency of Australia.
“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.
“Available Commitment” means, at any time of determination, the lesser of: (a) the Maximum Commitment then in effect; and (b) the Borrowing Base; minus, in each case, the applicable FX Reserve Amount. The Available Commitment will always be calculated in Dollars.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.
“BBSY” means, with respect to any LIBOR Rate Loan denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate, or a comparable or successor rate that is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Sydney, Australia time) two (2) Business Days prior to the commencement of the related Interest Period and for a period comparable to the applicable Interest Period of the requested

LIBOR Rate Loan and, if any such rate is less than zero (0), BBSY will be deemed to be zero (0).
“Benchmark Replacement” means the sum of (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities, and (b) the Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as so determined would be less than zero (0), the Benchmark Replacement will be deemed to be zero (0) for all purposes of the Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:
(a)    a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, that states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date” means, (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication), and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent by notice to the Borrowers, so long as the Administrative Agent has not received, by such date, written notice of objection to such Early Opt-In Election from the Borrowers.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 4.9 and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 4.9.
“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“BKBM” means, with respect to any LIBOR Rate Loan denominated in New Zealand Dollars, the rate per annum equal to the Bank Bill Benchmark Rate, or a comparable or successor rate that is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Auckland, New Zealand time) two (2) Business Days prior to the commencement of the related Interest Period and for a period comparable to the applicable Interest Period of the requested LIBOR Rate Loan and, if any such rate is less than zero (0), BKBM will be deemed to be zero (0).
“Borrower” and “Borrowers” have the meanings provided in the first paragraph hereof.
“Borrower Collateral Account” means, for each Borrower that has Investors, the account listed on Schedule I with respect to such Person, which account shall be solely used for receipt of proceeds from Capital Calls.
“Borrower Collateral Account Pledge” means each pledge of a Borrower Collateral Account, in the form of Exhibit D, made by a Borrower in favor of the Administrative Agent, pursuant to which such Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority, exclusive security interest and Lien subject only to Permitted Liens in and to a Borrower Collateral Account, as the same may be amended, supplemented or modified from time to time.
“Borrower Control Agreement” means each Control Agreement among a Borrower, the Administrative Agent and the applicable Account Bank, as the same may be amended, supplemented or modified from time to time.
“Borrower Party” has the meaning provided in Section 11.1(a).
“Borrower Security Agreement” means each Borrower Security Agreement, substantially in the form of Exhibit C, made by a Borrower in favor of the Administrative Agent, pursuant to which such Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority Lien (subject to Permitted Liens) and security interest in, and pledge of, its interest in the Collateral, as the same may be amended, supplemented or modified from time to time.
“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.
“Borrowing Base” means, at any time of determination, the sum of (a) ninety percent (90%) of the aggregate Unfunded Capital Commitments of the Included Investors, (b) ninety percent (90%) of the aggregate Unfunded Capital Commitments of the Specified Investors that have each funded greater than or equal to fifty percent (50%) of their respective Capital Commitments (after giving effect to any Returned Capital), (c) eighty percent (80%) of the aggregate Unfunded Capital Commitments of the Specified Investors that have each funded less than ~~or equal to~~ fifty percent (50%) of their respective Capital Commitments (after giving effect to any Returned Capital), (d) sixty-five percent (65%) of the aggregate Unfunded Capital Commitments of the Designated Investors (other than Pooled Vehicle Investors) and (e) fifty percent (50%) of the aggregate Unfunded Capital Commitments of the Designated Investors determined by the Administrative Agent in its sole discretion to be Pooled Vehicle Investors, in each case as such Unfunded Capital Commitments are first reduced by all applicable Concentration Limits. For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base until such time as such Investor becomes or is restored as a Borrowing Base Investor.
“Borrowing Base Certificate” means the certification and spreadsheet setting forth the calculation of the Available Commitment in the form of Exhibit A.
“Borrowing Base Investors” means, collectively, the Included Investors, the Specified Investors and the Designated Investors.
“Business Day” means (a) for all purposes other than as set forth in clauses (b), (c) and (d) below, any day of the year except: a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to close; (b) if such day relates to any interest rate settings as to any LIBOR Rate Loan, any fundings, disbursements, settlements and payments in respect of any LIBOR Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Rate Loan, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market; (c) in respect of Loans or payments under this Credit Agreement in Euros or Sterling, any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros or Sterling, as applicable; and (d) if such day relates to any dealings in an Alternative Currency other than Euros or Sterling to be carried out pursuant to this Credit Agreement, any day in which banks are open for foreign currency exchange business in the principal finance center of the country of such Alternative Currency.
“Bylaws” means the bylaws of the Initial Borrower, as amended or restated from to time to time as permitted hereunder.
“Canadian Dollars” and “Cdn$” mean the lawful currency of Canada.
“Capital Call” means a call upon any or all of the Investors for payment of all or any portion of the Capital Commitments pursuant to and in accordance with, as applicable, the Constituent Documents of the Borrowers and the Subscription Agreements of the Investors. “Capital Calls” means, where the context may require, all Capital Calls, collectively.
“Capital Commitment” means the accepted capital commitment of the Investors to the applicable Borrower in the amount set forth in the applicable Constituent Document or the applicable Subscription Agreement. “Capital Commitments” means, where the context may require, all Capital Commitments of the Investors, collectively.
“Capital Contribution” means the amount of cash actually contributed by an Investor to the applicable Borrower with respect to its Capital Commitment as of the time such determination is made, less amounts refunded to such Investor in accordance with such

Borrower’s Constituent Documents. “Capital Contributions” means, where the context may require, all Capital Contributions, collectively.
“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Person and its Subsidiaries.
“Capital Return Certification” means the delivery of an updated Borrowing Base Certificate which includes, in the spreadsheet calculating the Available Commitment, an additional column depicting the Returned Capital distributed to each Investor, along with a certification by a Responsible Officer of the Borrowers in the form of Exhibit Q that such amounts have been returned to the Investors and are recallable as Capital Contributions pursuant to a Capital Call under the Constituent Documents.
“Capital Return Notice” means the written notice delivered to an Investor by or on behalf of any Borrower for the purpose of making a return of capital pursuant to the applicable Borrower’s Constituent Documents, which notice shall be in the form of Exhibit R. “Capital Return Notices” means, where the context may require, all Capital Return Notices, collectively.
“Cash Control Event” shall occur if, on any date of determination, (a) an Event of Default has occurred and is continuing; (b) a Potential Default that would give rise to an Event of Default pursuant to Section 10.1(a), 10.1(h), 10.1(i), or 10.1(t) has occurred and is continuing; or (c) a mandatory prepayment has been triggered pursuant to Section 3.5(b), irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 3.5(b).
“CDOR” means, with respect to any LIBOR Rate Loan denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate, or a comparable or successor rate that is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Toronto, Canada time) two (2) Business Days prior to the commencement of the related Interest Period and for a period comparable to the applicable Interest Period of the requested LIBOR Rate Loan and, if any such rate is less than zero (0), CDOR will be deemed to be zero (0).
“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event that shall exist if (a) except to the extent the Borrower has provided at least thirty (30) days’ prior written notice and the Administrative Agent has given its prior written consent in its sole discretion, Massachusetts Mutual Life Insurance Company fails to Control the Investment Manager, or (b) any Person or group of Persons (excluding a group of Persons comprised of Investors) that do not Control any Borrower as of the Closing Date, or as of the date on which any Borrower becomes party to this Credit Agreement after the Closing Date, subsequently Controls such Borrower (and Control in such context with respect to any group of Persons requires a change of more than fifty percent (50%) of such Persons).
“Closing Date” means the date hereof.
“Collateral” means all of the collateral security for the Obligations pledged or granted pursuant to the Collateral Documents.
“Collateral Account” means a Borrower Collateral Account. “Collateral Accounts” means, where the context requires, all Collateral Accounts, collectively.
“Collateral Account Pledges” means the Borrower Collateral Account Pledge.
“Collateral Documents” has the meaning provided in Section 5.1.
“Commitment” means, for each Lender, the amount set forth on Schedule II on its respective Assignment and Assumption or Lender Joinder Agreement, as the same may be reduced from time to time by the Borrowers pursuant to Section 3.6 or by further assignment by such Lender pursuant to Section 12.11(b).
“Compliance Certificate” has the meaning provided in Section 8.1(b).
“Concentration Limit” means the limits on the aggregate amount of an Unfunded Capital Commitment set forth below, calculated for each Investor classification as a percentage of the aggregate Unfunded Capital Commitments of all Borrowing Base Investors:

Investor Classification	Concentration Limit
Specified Investors:
At any time that the only Borrowing Base Investors are the three (3) initial Specified Investors:	33.3%
At any time there are more than three (3) Borrowing Base Investors:	25%
Solely with respect to the Specified Investors who are Concentration Limit Elevation Period Investors, at any time during the Concentration Limit Elevation Period:	30%

Investors other than Specified Investors:
Single Included Investor that is a Rated Investor	Up to 20%
Single Included Investor that is a Non-Rated Investor	Up to 15%
Single Designated Investor (other than Pooled Vehicle Investors)	7.5%
Aggregate amount of Designated Investors	35%
Single Pooled Vehicle Investor	7.5%
Aggregate Pooled Vehicle Investors	15%
provided, that, for purposes of calculating the above Concentration Limits for any Investor, each Investor and its investing affiliates shall be treated as a single Investor; and provided, further, that if a reduction in the Concentration Limit with respect to the Specified Investors from thirty-three-and-three-tenths percent (33.3%) to twenty-five percent (25%) upon the inclusion of additional Borrowing Base Investors would cause the calculation of the Borrowing Base to be less than the calculation of the Borrowing Base immediately prior to the inclusion of such Borrowing Base Investors, then the Administrative Agent will confer with the Borrowers in good faith to modify the calculation of the Borrowing Base, in the reasonable discretion of the Administrative Agent, so that the Borrowing Base is not less than it would have been without such additional Borrowing Base Investors.
“Concentration Limit Elevation Period” means the period of time from the First Amendment Effective Date until and including ninety (90) days from the First Amendment Effective Date.
“Concentration Limit Elevation Period Investors” means each of (i) South Carolina Retirement System and (ii) PDL FL US Holdings LP.
“Confidential Information” means, at any time, all documents, data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Borrowers, any Investor, any Investor Sponsor, any Responsible Party, any Credit Provider or the Investment Manager or any of their Affiliates (each a “Protected Party”), together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Borrowers or any Protected Party pursuant to this Credit Agreement, any other Loan Document, any Constituent Document or a Subscription Agreement, orally or in writing to the Administrative Agent or any Lender (each a “Receiving Party”) or their respective attorneys, certified public accountants or agents (each a “Representative”), but shall not include any data or information that: (a) was or became generally available to the public at or prior to the time such information is provided to a Receiving Party or Representative; (b) was or became available to a Receiving Party or its Representatives on a non-confidential basis from a source not known by the Receiving Party or its Representatives to be bound by a confidentiality restriction or obligation arising under law or by contract at or prior to such time; or (c) was otherwise independently developed by the Administrative Agent or such Lender.

“Constituent Documents” means: (a) for a Borrower, the Management Agreement, the Bylaws, its Articles of Incorporation, and the Subscription Agreements, including any Side Letters; and (b) for any other entity, its constituent or organizational documents and any governmental or other filings related thereto, including: (i) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (ii) in the case of any limited liability company, the memorandum and articles of association, the articles of formation, limited liability company agreement and/or operating agreement for such Person; and (iii) in the case of a corporation or an exempted company, the certificate, memorandum or articles of incorporation or association and the bylaws for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time.
“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a LIBOR Rate Loan from one Interest Period to the next Interest Period.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership or other equity interests, or of the ability to exercise voting power by contract or otherwise.
“Control Agreements” means collectively each Borrower Control Agreement.
“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Borrower is a member.
“Conversion Date” means any LIBOR Conversion Date, or Reference Rate Conversion Date, as applicable.
“Conversion Notice” has the meaning provided in Section 2.3(f).
“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(f) or Section 4 of one Type of Loan into another Type of Loan.
“Cost of Funds” means, with respect to a Loan in an Alternative Currency, the actual cost to a Lender of funding or maintaining such Loan in the applicable currency from whatever source it may reasonably select for the relevant Interest Period.
“Cost of Funds Rate” means a rate per annum notified by the applicable Lender as soon as practicable after the occurrence of the events specified in Section 4.3(a) that expresses as a percentage rate the actual Cost of Funds to such Lender.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, as amended, restated, supplemented or otherwise modified from time to time.
“Credit Facility” means the credit facility provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents.
“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent in its sole discretion as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.
“Credit Provider” means a Person providing Credit Link Documents, in form and substance acceptable to the Administrative Agent in its sole discretion, of the obligations of an Investor to make Capital Contributions and comply with its Investor Letter.
“Danish Krone” and “Kr.” mean the lawful currency of Denmark.
“Debt Limitations” means the limitations set forth in Section 9.11.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default Rate” means on any day the lesser of: (a) the applicable interest rate provided in Section 2.6(a) in effect on such day plus two percent (2%) and (b) the Maximum Rate.
“Defaulting Lender” means, subject to Section 12.12(b) and Section 4.8, any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified any Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d), and of the effective date of such status, above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.12(b) and Section 4.8(b)) upon delivery of written notice of such determination to the Borrowers and each other Lender.
“Designated Investor” means an Investor (a) that has been approved in writing as a Designated Investor by the Administrative Agent, in its sole discretion, and (b) in respect of which there has been delivered to the Administrative Agent:
(i)    a true and correct copy of the Subscription Agreement executed and delivered by such Investor in the form of Exhibit T, which shall be in form and substance reasonably acceptable to the Administrative Agent in its sole discretion;
(ii)    any Constituent Documents of the applicable Borrower executed and delivered by such Investor;
(iii)    a true and correct copy of each Side Letter executed by such Investor, which shall be in form and substance acceptable to the Administrative Agent in its reasonable discretion;
(iv)    if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable, executed and delivered by such Person;
(v)    if such Investor’s Subscription Agreement or any Constituent Document of the applicable Borrower executed by such Investor was signed by any Borrower or any Affiliate of any Borrower as an attorney-in-fact on behalf of such Investor, if reasonably requested by the Administrative Agent, the Administrative Agent shall have received evidence of such signatory’s authority documentation reasonably satisfactory to the Administrative Agent;

(vi)    if requested by the Administrative Agent in its sole discretion, if such Investor is organized under the laws of any jurisdiction other than the United States of America or any state thereof, a written submission to the jurisdiction of a United States Federal District Court and a United States state court, and any appellate court from any thereof, with respect to any litigation arising out of or in connection with its Subscription Agreement or any Constituent Document of the applicable Borrower (such submission to be in form and substance satisfactory to the Administrative Agent in its sole discretion, who may in its sole discretion require an opinion of counsel that such submission is enforceable); and
(vii)    if requested by the Administrative Agent in its sole discretion, if such Investor is a Governmental Authority or an instrumentality of or majority owned by a Governmental Authority or otherwise entitled to any sovereign or other immunity in respect of itself, its property or any such litigation in any jurisdiction, court or venue, a written waiver (in form and substance satisfactory to the Administrative Agent in its sole discretion) of any such claim of immunity arising out of or in connection with its Subscription Agreement or any Constituent Document of the applicable Borrower;
provided that (1) any such Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be a Designated Investor (except solely in the case of an Exclusion Event described in clauses (n), (o) and (q) of the definition thereof, in which case only the portion of such Investor’s Unfunded Capital Commitment that is affected by such Exclusion Event shall be excluded) until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as a Designated Investor in the sole discretion of the Administrative Agent; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. The Designated Investors as of the Closing Date are those specified as being Designated Investors on Exhibit A, as in effect on the Closing Date, and Designated Investors approved by the Administrative Agent subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by the Administrative Agent to the Borrowers. For the avoidance of doubt, (i) no Investor that is an Affiliate of Société Générale shall be a Designated Investor, (ii) no HNW Investor shall be a Designated Investor and (iii) unless otherwise agreed by the Administrative Agent in its sole discretion, no Pooled Vehicle Investor shall be a Designated Investor.
“Distribution” has the meaning provided in Section 9.17.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate as of the applicable valuation date, as provided in this Credit Agreement (i.e., either the date on which such amount is initially drawn or on the most recent Revaluation Date, as applicable) for the purchase of Dollars with such Alternative Currency.
“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Early Opt-In Election” means the occurrence of:
(a)    the determination by the Administrative Agent or the Borrowers that with respect to LIBOR, similar U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.9, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(b)    the joint election by the Administrative Agent and the Borrowers to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Borrowers and the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.11(b)(iii)).
“Eligible Institution” means any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged material violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Environmental Liability” means any claim, demand, liability (including strict liability) obligation, accusation or cause of action, or any order, violation, loss, damage (including, without limitation, to any Person, property or natural resources and including consequential damages), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) and disbursements in connection with any Environmental Claims, violation or alleged violation of any Environmental Law, the imposition of any Environmental Lien or the failure to comply in all material respects with any Environmental Requirement.
“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.
“Environmental Requirement” means any Environmental Law, agreement, or restriction, as the same now exists or may be changed, amended, or come into effect in the future, which pertains to health, safety, or the environment, including, but not limited to ground, air, water, or noise pollution, or underground or aboveground tanks.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to the fiduciary responsibility provisions of Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations or any other relevant legal authority.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euros” and “€” mean the single, lawful currency of the Participating Member States.
“Event of Default” has the meaning provided in Section 10.1.
“Excluded Investor” means any Investor that is not a Borrowing Base Investor, including any Investor that is subject to an Exclusion Event that has not been cured or waived in accordance with the provisions hereof. Any Investor that is subject to an Exclusion Event may, in the sole discretion of the Administration Agent, be re-included as a Borrowing Base Investor when the circumstances giving rise to the applicable Exclusion Event have been cured or waived in accordance with the provisions hereof. Each HNW Investor shall be an Excluded Investor.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.8(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exclusion Event” means, with respect to any Borrowing Base Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Borrowing Base Investor) any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)    such Investor shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief

Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;
(b)    an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets and such case or other proceeding shall continue unstayed and in effect for a period of sixty (60) days, or an order for relief shall be entered in respect of such Person in a proceeding under the United States Bankruptcy Code;
(c)    a Responsible Officer of the applicable Borrower obtains knowledge that any final judgment or decree which in the aggregate exceeds twenty percent (20%) of the net worth of such Investor (measured as of the date of its initial designation as a Borrowing Base Investor) shall be rendered against such Person, and (i) any such judgment or decree shall not be discharged, paid, bonded or vacated within sixty (60) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and shall not be stayed;
(d)    such Investor shall (i) disaffirm, repudiate, challenge, or declare unenforceable its obligation to make contributions pursuant to its Capital Commitment or a Capital Call or such obligation shall be or become unenforceable, (ii) otherwise disaffirm any material provision of its Subscription Agreement, its Side Letter, the Constituent Documents of any Borrower, its Investor Letter, or any Credit Link Document that would reasonably be expected to affect its obligation to make Capital Contributions, or (iii) give any written notice that it will not fund future contributions pursuant to a Capital Call or comply with the provisions of its Subscription Agreement, its Side Letter, the Constituent Documents of any Borrower, its Investor Letter, or any Credit Link Document relating to the funding of future Capital Contributions;
(e)    such Investor shall fail to make a contribution of capital when initially due pursuant to a Capital Call, without regard to any applicable notice or cure period under the applicable Constituent Documents, and such delinquency is not cured within five (5) Business Days;
(f)    such Investor shall be declared a “Defaulting Investor” under the Constituent Documents of any Borrower;
(g)    any representation, warranty, certification or statement made by such Investor under its Subscription Agreement (or related Side Letter), the applicable Constituent Document, its Investor Letter or any Credit Link Document or in any

certificate, financial statement or other document delivered pursuant to this Credit Agreement executed by such Person shall prove to be untrue, inaccurate or misleading in any respect that would reasonably be expected to affect the obligation of the Investor to contribute capital;
(h)    a Responsible Officer of the applicable Borrower obtains knowledge that any Investor encumbers its interest in any Borrower;
(i)    a default shall occur in the performance by it of any of the material covenants or agreements contained in its Subscription Agreement (or related Side Letter), the applicable Constituent Document, its Investor Letter or any Credit Link Document (except as otherwise specifically addressed in this definition) and such default is not cured within five (5) Business Days and such default would reasonably be expected to materially impair its ability to fulfill its capital commitment obligations;
(j)    in the case of each Investor that is an Included Investor described in clause (a)(i) of the first sentence of the definition of “Included Investor” or that is a Specified Investor that meets the criteria specified in such clause (a)(i), a Responsible Officer of the applicable Borrower or the Administrative Agent has knowledge that such Investor has failed to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement” in Section 1.1;
(k)    the occurrence of any circumstance or event which, in the sole discretion of the Administrative Agent, is reasonably expected to have a material and adverse impact on the ability of such Investor to fulfill its obligations under its Subscription Agreement, the Constituent Documents of any Borrower, its Investor Letter or any Credit Link Document to contribute capital upon the earlier of (i) the knowledge of a Responsible Officer of the applicable Borrower or (ii) notice from the Administrative Agent of such circumstance or event;
(l)    to the knowledge of the applicable Borrower, in the case of a Designated Investor or an Investor that is an Included Investor described in clause (a)(ii) of the first sentence of the definition of “Included Investor” or is a Specified Investor that meets the criteria specified in such clause (a)(ii), it shall fail to maintain a net worth (determined in accordance with GAAP), measured as of the end of the time period covered in such Person’s most recent financial report, of at least seventy-five percent (75%) of the net worth of such Investor, measured as of the date of its initial designation as a Designated Investor or an Included Investor, as applicable;
(m)    such Investor shall deliver notice of withdrawal or shall withdraw, retire or resign from the Initial Borrower, or have its shares of capital stock repurchased by the Initial Borrower;
(n)    such Investor shall Transfer its interests in the Initial Borrower in violation of this Credit Agreement and be released from its obligation under the Constituent Documents to make Capital Contributions; provided that, if such Investor shall Transfer less than all of its interests in the Initial Borrower, only the Transferred portion shall be excluded from the Borrowing Base; provided further, that to the extent (i) any or all of an Investor’s interest is Transferred to a Borrowing Base Investor or (ii) the Administrative Agent consents to the transferee as a Borrowing Base Investor, the Uncalled Capital Commitment associated with such Transferred interest shall not be excluded from the Borrowing Base;
(o)    any Borrower suspends, cancels, reduces, excuses, terminates or abates the Capital Commitment or any amounts due with respect to a Capital Call for such Investor; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Uncalled Capital Commitment, only such suspended, cancelled, reduced, excused, terminated or abated portion shall be excluded from the Borrowing Base;
(p)    the Uncalled Capital Commitment of such Investor ceases to be Collateral subject to a first priority perfected Lien (subject to Permitted Liens) in favor of the Administrative Agent;
(q)    in connection with any Borrowing, any Borrower has knowledge that such Investor has requested to be excused from funding a Capital Call with respect to the Investment being acquired or otherwise funded with the proceeds of the related Borrowing; provided that only the portion of such Investor’s Uncalled Capital Commitment which would otherwise be contributed to fund such Investment or repay the related Borrowing shall be excluded from the Borrowing Base;
(r)    such Investor becomes a Sanctioned Person, or, to any Borrower’s or Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal or suspicious activities;
(s)    if such Investor is an Endowment Fund Investor, a breach or written repudiation by its Sponsor of its keepwell agreement with such Investor;
(t)    if such Investor is an ERISA Investor, any failure by its Sponsor to pay any contractual or statutory obligations or make any other payment required by ERISA or the Internal Revenue Code with respect to such ERISA Investor;
(u)    in the case of a Borrowing Base Investor or such Investor’s Credit Provider, as applicable, which does not have publicly available financial information, the Administrative Agent is unable (after giving the Borrowers ten (10) Business Days’ notice thereof) to obtain annual updated financial information for such Investor or such Investor’s Credit Provider, as applicable, within one-hundred twenty (120) days following the end of the applicable fiscal year of such Investor; or
(v)    such Investor enters into a new Side Letter or amends its existing Side Letter (including any amendment via a ‘most favored nations’ clause) in a manner that is materially adverse to any Secured Party as determined by the Administrative Agent in its sole discretion.

“Extension Fee” has the meaning set forth in the Fee Letter.
“Extension Request” means a written request by the Borrowers substantially in the form of Exhibit P to extend the initial or extended Stated Maturity Date for an additional period of no greater than 364 days.
“Facility Increase” has the meaning provided in Section 2.15(a).
“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 2.15, as set forth in the Fee Letter.
“Facility Increase Request” means the notice in the form of Exhibit P pursuant to which the Borrowers request an increase of the Commitments in accordance with Section 2.15.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into in connection with the implementation of such Sections.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day that is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent and, upon request of Borrowers, with notice of such quotations to the Borrowers.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means that certain Fee Letter or Fee Letters, dated the date hereof, among the Borrowers, the Administrative Agent and certain Lenders, as each may be amended, supplemented or otherwise modified from time to time.
“Filings” means UCC financing statements, UCC financing statement amendments and UCC financing statement terminations and the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Borrower may be formed.
“First Amendment Effective Date” means April 12, 2021.
“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Funding Ratio” means: (a) for a Governmental Plan Investor or other plan not covered by clause (b) below, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for a Pension Plan Investor that is subject to Form 5500 – series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.
“FX Reserve Amount” means, at any time, an amount equal to the sum of the Dollar Equivalents of the aggregate Principal Obligations denominated in each Alternative Currency multiplied by the applicable FX Reserve Percentage for such Alternative Currency.
“FX Reserve Percentage” means, as of any date of determination, a percentage determined in the reasonable discretion of the Administrative Agent to account for foreign exchange volatility, in each case using a methodology that is sufficient to cover the 3month foreign exchange exposure of the Lenders at such date of determination at a ninetyfive percent (95%) confidence interval as calculated using Reuters source data (or such other source as may be in effect from time to time); provided that, if necessary to account for foreign exchange volatility, any such percentage may be reset for any particular Alternative Currency in connection with the delivery of any revised Borrowing Base Certificate hereunder or on any Revaluation Date in the reasonable discretion of the Administrative Agent or at the reasonable request of the Borrowers, in each case using such methodology. The Administrative Agent shall promptly report to the Borrowers the FX Reserve Percentage on each change of the “FX Reserve Percentage” and from time to time upon request by any Borrower. The initial FX Reserve Percentages are as follows:

Alternative Currency	FX Reserve Percentage
Euros	5%
Sterling	6%
Australian Dollars	7%
Canadian Dollars	5%
Danish Krone	7%
New Zealand Dollars	7%
Norwegian Krone	7%
Swedish Krona	7%
Swiss Francs	6%
Yen	6%

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.
“Guaranty Obligations” means, with respect to the Borrowers and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Material” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) that are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) that are deemed to constitute a nuisance or a trespass that pose a health or safety hazard to Persons or neighboring properties, (f) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“HNW Investor” means each Investor that is (a) a domestic or international individual investor (including a natural person, family office, family trust (or other form of estate planning vehicle acceptable to a Borrower as an Investor and disclosed to the Administrative Agent)) or (b) an entity owned or controlled or established by a domestic or international individual investor (including a natural person and individual retirement account of such a natural person, family office or family trust (or other form of estate planning vehicle acceptable to a Borrower as an Investor and disclosed to the Administrative Agent)).
“Included Investor” means an Investor (a) that either (i) meets the Applicable Requirement (or whose Credit Provider, Sponsor or Responsible Party, as applicable, meets the Applicable Requirement) and at the request of one or more Borrowers has been approved in writing as an Included Investor by the Administrative Agent, in its reasonable discretion, or (ii) does not meet the Applicable Requirement but has provided its financial information to the Administrative Agent, or for which its financial information is publicly available, and at the request of one or more Borrowers has been approved in writing as an Included Investor by the Administrative Agent, in its sole discretion, and (b) in respect of which there has been delivered to the Administrative Agent:

(i)    a true and correct copy of the Subscription Agreement executed and delivered by such Investor in the form of Exhibit T, which shall be in form and substance reasonably acceptable to the Administrative Agent in its sole discretion;
(ii)    any Constituent Documents of the applicable Borrower executed and delivered by such Investor;
(iii)    a true and correct copy of each Side Letter executed by such Investor, which shall be in form and substance acceptable to the Administrative Agent in its reasonable discretion;
(iv)    if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable, executed and delivered by such Person;
(v)    if such Investor’s Subscription Agreement or any Constituent Document of the applicable Borrower executed by such Investor was signed by any Borrower or any Affiliate of any Borrower, as an attorney-in-fact on behalf of such Investor, if reasonably requested by the Administrative Agent, the Administrative Agent shall have received evidence of such signatory’s authority documentation reasonably satisfactory to the Administrative Agent;
(vi)    if requested by the Administrative Agent in its sole discretion, if such Investor is organized under the laws of any jurisdiction other than the United States of America or any state thereof, a written submission to the jurisdiction of a United States Federal District Court and a United States state court, and any appellate court from any thereof, with respect to any litigation arising out of or in connection with its Subscription Agreement or any Constituent Document of the applicable Borrower (such submission to be in form and substance satisfactory to the Administrative Agent in its sole discretion, who may in its sole discretion require an opinion of counsel that such submission is enforceable); and
(vii)    if requested by the Administrative Agent in its sole discretion, if such Investor is a Governmental Authority or an instrumentality of or majority owned by a Governmental Authority or otherwise entitled to any sovereign or other immunity in respect of itself, its property or any such litigation in any jurisdiction, court or venue, a written waiver (in form and substance satisfactory to the Administrative Agent in its sole discretion) of any such claim of immunity arising out of or in connection with its Subscription Agreement or any Constituent Document of the applicable Borrower and an opinion of counsel that such waiver is enforceable or that such Investor and its property is not entitled to any such immunity;
provided that (1) any Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Included Investor in the sole discretion of the Administrative Agent; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may reasonably be specified by the Administrative Agent. The Included Investors as of the Closing Date are those specified as being Included Investors on Exhibit A, as in effect on the Closing Date, and Included Investors approved by the Administrative Agent or Lenders, as applicable, subsequent to the Closing Date shall be evidenced by an updated Exhibit A provided by the Administrative Agent to the Borrowers.
“Increase Effective Date” has the meaning provided in Section 2.15(b).
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)    all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;
(c)    the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)    all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(e)    all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker’s acceptances issued for the account of any such Person;
(g)    all obligations of any such Person to repurchase any securities, which repurchase obligation is related to the issuance thereof;
(h)    all net obligations of such Person under any Hedge Agreements; and
(i)    all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning provided in Section 12.5(b).
“Initial Borrower” has the meaning provided in the first paragraph hereof.
“Initial Notice Period” has the meaning provided in Section 10.2.
“Initial Payment Date” has the meaning provided in Section 10.2.
“Interest Option” means LIBOR or the Reference Rate.
“Interest Payment Date” means: (a) with respect to any Reference Rate Loan or any LIBOR Rate Loan in respect of which the applicable Borrower has selected a one- or three-month Interest Period (or such other period as consented to by the Administrative Agent, in its sole discretion) the last day of the applicable Interest Period for all interest accruing during such Interest Period; (b) the date of any prepayment of any Loan made hereunder, as to the amount prepaid; and (c) the Maturity Date.
“Interest Period” means (a) with respect to any Reference Rate Loan, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Loan (or the related Reference Rate Conversion Date pursuant to Section 2.3(f) hereof) and ending on (and including) the last calendar day of such month and (ii) thereafter, each period commencing on (and including) the first calendar day of the succeeding calendar month and ending on (and including) the last calendar day of such month; and (b) with respect to any LIBOR Loan, the period commencing on (and including) the date of the initial purchase or funding of such Loan (or the related LIBOR Conversion Date pursuant to Section 2.3(f) hereof) and ending on (but excluding) the corresponding date one-month, three-months or such other period thereafter as consented to by the Administrative Agent, in its sole discretion, in each case subject in all cases to confirmation of availability by the applicable Lenders (i.e., a rate for such Interest Period is available for quotation under LIBOR), as designated by the applicable Borrower in the applicable Request for Borrowing; provided that:
(i)    any Interest Period with respect to any Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Interest Period is computed by reference to LIBOR, and such Interest Period would otherwise end on a day that is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

(ii)    if interest in respect of such Interest Period is computed by reference to LIBOR, and such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    in the case of any Interest Period for any Loans that commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date and the duration of each Interest Period that commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.
“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“Investment” means “Investment” as that term is defined in the Constituent Documents of the Borrowers.
“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular Investment pursuant to the applicable Constituent Document or its Side Letter, where the Investor is entitled to such exclusion or excuse under the applicable Constituent Document or its Side Letter as a matter of right (i.e., not in the Borrower’s discretion).
“Investment Manager” means Barings LLC, a Delaware limited liability company.
“Investor” means any Person that (a) is admitted to any Borrower as a shareholder or other equity holder in accordance with the Constituent Documents of such Borrower, and (b) has a Capital Commitment to such Borrower.
“Investor Letter” means a letter in the form of Exhibit K (or as otherwise agreed to in writing by the Administrative Agent in its sole discretion) executed by an Investor and delivered to the Administrative Agent.
“Investor Information” has the meaning provided in Section 12.17.
“Judgment Currency” has the meaning provided in Section 12.23.
“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender.

“Lender” means Société Générale, in its capacity as lender, and each other lender that becomes party to this Credit Agreement in accordance with the terms hereof; and collectively, the “Lenders”.
“Lender Joinder Agreement” means an agreement substantially in the form of Exhibit O, pursuant to which a new Lender joins the Credit Facility as contemplated by Section 12.11(g).
“Lender Party” has the meaning provided in Section 11.1(a).
“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
“LIBOR” means, for any interest rate calculation with respect to any LIBOR Rate Loan:
(a)    denominated in Dollars, the rate of interest per annum determined by the Administrative Agent based on the rate for Dollar deposits for delivery on the first day of the applicable Interest Period for a period approximately equal to such applicable Interest Period as reported on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest whole 1/100 of 1%);
(b)    denominated in a LIBOR Quoted Currency, the rate of interest per annum determined by the Administrative Agent to equal LIBOR, or a comparable or successor rate that is approved by the Administrative Agent, for delivery on the first day of the applicable Interest Period for a period approximately equal to such applicable Interest Period as reported on the applicable Reuters screen page for such LIBOR Quoted Currency (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest whole 1/100 of 1%);
(c)    denominated in a Non-LIBOR Quoted Currency (other than Australian Dollars, Canadian Dollars, New Zealand Dollars, Norwegian Krone or Swedish Krona), the rate of interest per annum determined by the Administrative Agent with respect to such Non-LIBOR Quoted Currency for delivery on the first day of the applicable Interest Period for a period approximately equal to such applicable Interest Period as reported on the applicable Reuters screen page for such Non-LIBOR Quoted Currency (or any applicable successor page) at approximately 11:00 a.m. in the time of the applicable jurisdiction, two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest whole 1/100 of 1%);
(d)    denominated in Australian Dollars, BBSY;
(e)    denominated in Canadian Dollars, CDOR;
(f)    denominated in New Zealand Dollars, BKBM;

(g)    denominated in Norwegian Krone, NIBOR; or
(h)    denominated in Swedish Krona, STIBOR.
If, for any reason, such rate does not appear on the applicable Reuters screen page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent from another recognized source or interbank quotation and, upon request of the Borrowers, the Administrative Agent shall provide the Borrowers with notice of such source or quotation. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest or demonstrable error. If the calculation of LIBOR results in a LIBOR rate of less than zero (0), LIBOR shall be deemed to be zero (0) for all purposes of the Loan Documents.
“LIBOR Conversion Date” has the meaning provided in Section 2.3(f).
“LIBOR Rate Loan” means a Loan (other than a Reference Rate Loan) that bears interest at a rate based on LIBOR (or, if applicable pursuant to Section 4.3(a), the Cost of Funds Rate).
“LIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to: (a) any category of liabilities that includes deposits by reference to which Adjusted LIBOR is to be determined; or (b) any category of extensions of credit or other assets that include LIBOR Rate Loans or Reference Rate Loans bearing interest based off LIBOR. LIBOR shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement. Each determination by the Administrative Agent of the LIBOR Reserve Requirement shall, in the absence of manifest or demonstrable error, be conclusive and binding.
“LIBOR Quoted Currency” means each of Euros, Sterling, Swiss Francs and Yen, in each case as long as there is a published LIBOR rate with respect thereto.
“Lien” means any lien, mortgage, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.
“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Assumption, each Lender Joinder Agreement, all Credit Link Documents, each Investor Letter, each Qualified Borrower Guaranty, the Fee Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.
“Loans” means extensions of credit made to the Borrowers by the Lenders pursuant to Sections 2.5 or 2.9 hereunder.
“Management Agreement” means that certain Investment Advisory Agreement, dated as of June 24, 2020, between the Initial Borrower and the Investment Manager.
“Margin Stock” has the meaning assigned thereto in Regulation U.
“Material Adverse Effect” means a material adverse effect on: (a) the operations, business or financial condition of the Borrowers, and their Subsidiaries taken as a whole; (b) the ability of any Borrower to perform any of its payment obligations under this Credit Agreement or any of the other Loan Documents; (c) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole, as applicable; or (d) the ability of any Borrower to fulfill its material obligations under its Constituent Documents.
“Material Amendment” has the meaning provided in Section 9.6.
“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence and during the continuance of an Event of Default; (c) forty-five (45) days prior to the date on which the Borrowers’ ability to call Capital Commitments for the purpose of repaying the Obligations is terminated; (d) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6 or otherwise; and (e) the date of any unscheduled termination of the Commitment Period (as defined in the Subscription Agreements of the Initial Borrower).
“Maximum Commitment” means $160,000,000, as it may be (a) reduced by the Borrowers pursuant to Section 3.6 or (b) increased from time to time by the Borrowers pursuant to Section 2.15.
“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“New Zealand Dollars” and “NZ$” mean the lawful currency of New Zealand.
“NIBOR” means, with respect to any LIBOR Rate Loan denominated in Norwegian Krone, the rate per annum equal to the Norwegian interbank offered rate, or a comparable or successor rate that is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Oslo, Norway time) two (2) Business Days prior to the commencement of the related Interest Period and for a period comparable to the applicable Interest Period of the requested LIBOR Rate Loan and, if any such rate is less than zero (0), NIBOR will be deemed to be zero (0).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of the Required Lenders, all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-LIBOR Quoted Currency” means any currency other than Dollars or a LIBOR Quoted Currency.
“Non-Rated Investor” means any Investor that is not a Rated Investor but that has provided financial information to the Administrative Agent or for which financial information is publicly available.
“Norwegian Krone” and “Nkr” mean the lawful currency of Norway.
“Notes” means the master promissory notes provided for in Section 3.1, and all master promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, and the Qualified Borrower Promissory Notes; and “Note” means any one of the Notes.
“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders and other Secured Parties, and all renewals and extensions thereof (including, without limitation, Loans), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Qualified Borrower Guaranty, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Borrowers to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.
“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.
“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.
“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee that is not a Capital Lease.
“Other Claims” has the meaning provided in Section 5.4.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Parallel Fund Borrower” means each Borrower identified as a “Parallel Fund Borrower” on Schedule I, together with any other Parallel Investment Vehicle that becomes a Borrower under this Credit Agreement pursuant to Section 6.4.
“Parallel Investment Vehicle” means a parallel and or feeder partnership, real estate tax investment trust, group trust or other investment vehicle created in accordance with the Constituent Documents of the Borrowers or otherwise thereunder.
“Participant” has the meaning provided in Section 12.11(d).
“Participant Register” has the meaning specified in Section 12.11(e).
“Participating Member State” means any member state of the European Union that adopts or has adopted (and has not ceased to adopt) the Euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.
“Patriot Act” has the meaning provided in Section 12.18.
“Pending Capital Call” means any Capital Call that has been made upon the Investors and that has not yet been funded by the applicable Investor.
“Pension Plan Investor” means an ERISA Investor that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.
“Permitted Liens” has the meaning provided in Section 9.3.
“Permitted RIC Distributions” means, with respect to each taxable year, any Distributions determined by a Borrower in good faith to be required to be made in order to maintain a Borrower’s tax status under Section 852 of the Internal Revenue Code or to avoid the payment of any tax imposed under Section 852(b)(1), Section 852(b)(3) or Section 4982 of the Internal Revenue Code, as certified by such Borrower to the Administrative Agent in a RIC Distribution Notice delivered to the Administrative Agent at least ten (10) days prior to the applicable Distribution.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, limited liability company, limited liability partnership, limited partnership, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.
“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.
“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq, as modified by Section 3(42) of ERISA.
“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.
“Pooled Vehicle Investor” means a Designated Investor that is an investment vehicle consisting of multiple HNW Investors as determined by the Administrative Agent in its sole discretion.
“Potential Default” means any condition, act or event that, with the giving of notice or lapse of time or both, would become an Event of Default.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Principal Obligations” means the aggregate outstanding principal amount of the Loans.
“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the sum of the Dollar Equivalent of the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) owed to such Lender; and (ii) the denominator of which is the Dollar Equivalent of the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) owed to all of the Lenders.
“Proceedings” has the meaning provided in Section 7.9.
“Proposed Amendment” has the meaning provided in Section 9.6.
“Qualified Borrower” has the meaning provided in Section 6.3.

“Qualified Borrower Guaranty” and “Qualified Borrower Guaranties” have the meanings provided in Section 6.3.
“Qualified Borrower Promissory Note” has the meaning provided in Section 6.3.
“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor or Responsible Party that has a Rating). In the event the Investor, its Credit Provider, Sponsor or Responsible Party has more than one Rating, then the lowest of such Ratings shall be the applicable Rating. For any Investor that is an unrated subsidiary of a rated parent, acceptable Credit Link Documents from the rated parent entity shall be required in order to apply the Ratings of the parent.
“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof), such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution) from S&P or Moody’s.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Reference Rate” means the greatest of: (a) the Prime Rate plus the Applicable Margin and (b) the Federal Funds Rate plus fifty basis points (0.50%) plus the Applicable Margin. Each change in the Reference Rate shall become effective without prior notice to any Borrower automatically as of the opening of business on the day of such change in the Reference Rate. Reference Rate Loans will only be available in Dollars.
“Reference Rate Conversion Date” has the meaning provided in Section 2.3(f).
“Reference Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.
“Register” has the meaning provided in Section 12.11(c).
“Regulation D,” “Regulation T,” “Regulation U,” “Regulation W” and “Regulation X” means Regulation D, T, U, W or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the indoor or outdoor environment, or into or out of any real property Investment, including the movement of any Hazardous Material through or in indoor or outdoor the air, soil, surface water or groundwater of any real property Investment.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” has the meaning provided in Section 11.9(a)(ii).
“Request for Borrowing” has the meaning provided in Section 2.3(a).
“Required Lenders” means, at any time, the Lenders holding an aggregate Pro Rata Share of greater than fifty percent (50%). The Commitments, Principal Obligations and Obligations of any Defaulting Lender shall be disregarded from both the numerator and the denominator in determining Required Lenders at any time.
“Required Payment Time” means, (i) promptly on demand, and in any event within two (2) Business Days, to the extent such funds are available in the Collateral Accounts; and (ii) otherwise, to the extent that it is necessary for the Borrowers to issue a Capital Call to fund such required payment, within ten (10) Business Days after the Administrative Agent’s demand (but, in any event, the applicable Borrower or Borrowers shall make such payment promptly after the related Capital Contributions are received).
“Resignation Effective Date” has the meaning provided in Section 11.9(a).
“Responsible Officer” means: (a) in the case of a corporation, its president or any vice president or any other officer or the equivalent thereof (other than a secretary or assistant secretary), and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary or the equivalent thereof; (b) in the case of a limited partnership or an exempted limited partnership, an officer of such limited partnership or its general partner or an officer of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership; and (c) in the case of a limited liability company, an officer of such limited liability company or, if there is no officer, a manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company, or in each case such other authorized officer or signatory who has the power to bind such corporation, limited partnership, limited liability company or any other Person who has provided documentation evidencing such authority. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan

Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.
“Returned Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as a Capital Contribution pursuant to the Constituent Documents of the applicable Borrower. Any amount of Returned Capital distributed to an Investor shall appear on a Capital Return Notice, duly completed and executed by a Borrower, in the form of Exhibit R.
“Revaluation Date” means each of the following: (a) each date of delivery by the Borrowers of a Request for Borrowing; (b) each date on which the Borrowing Base must otherwise be calculated pursuant to the terms of this Credit Agreement; and (c) any other time requested by the Administrative Agent or the Borrowers in their sole discretion.
“RIC” means a Person qualifying for treatment as a “registered investment company” under the Internal Revenue Code.
“RIC Distribution Notice” means a written notice setting forth the calculation of any Permitted RIC Distribution with respect to a Borrower and certifying that such Borrower remains a “regulated investment company” under Subchapter M of the Internal Revenue Code.
“Rollover” means the renewal of all or any part of any LIBOR Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.
“Rollover Notice” has the meaning provided in Section 2.3(e).
“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc., and any successor thereto.
“Sanctioned Country” means any country or territory that is, or whose government is, the subject of any Sanctions.
“Sanctioned Person” means any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, or a citizen or resident of, any country that is subject to any Sanctions.
“Sanctions” means any economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including OFAC or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other governmental authorities with jurisdiction over any Borrower or its Subsidiaries.
“Secured Parties” means the Administrative Agent, the Lenders and each Indemnitee.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Security Agreements” means, collectively, each Borrower Security Agreement.
“Side Letter” means any side letter executed by an Investor with any Borrower or the Investment Manager with respect to such Investor’s rights and/or obligations under its Subscription Agreement, its Investor Letter or any Constituent Documents of the applicable Borrower.
“Société Générale” has the meaning provided in the first paragraph hereto.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent” means, with respect to any Borrower, as of any date of determination, that as of such date:
(a)    the fair value of the assets of such Borrower and its aggregate Uncalled Capital Commitments are greater than the total amount of liabilities, including contingent liabilities, of such Borrower;
(b)    the fair value of the assets of such Borrower and its aggregate Uncalled Capital Commitments are not less than the amount that will be required to pay the probable liability of such Borrower on its debts as they become absolute and matured;
(c)    such Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and
(d)    such Borrower is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and its aggregate Uncalled Capital Commitments, would constitute unreasonably small capital.
For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.
“Specified Investor” means each Investor that (a) meets the requirements and limitations for being an Included Investor (including the proviso in the final paragraph in the definition thereof), (b) has executed and delivered an Investor Letter, and (c) is either (i) specified as being a Specified Investor on Exhibit A, as in effect on the Closing Date, or (ii) approved in writing by the Administrative Agent in its sole discretion subsequent to the Closing Date and evidenced by an updated Exhibit A provided by the Administrative Agent to the Borrowers.
“Sponsor” means, (a) for any ERISA Investor other than an individual retirement account, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established, and (b) for any Endowment Fund Investor, the state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.
“Spot Rate” means, at any date of determination thereof, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as its spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at the time and date of determination.
“Stated Maturity Date” means September 21, 2022, subject to the Borrowers’ extension of such date under Section 2.14.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“STIBOR” means, with respect to any LIBOR Rate Loan denominated in Swedish Krona, the rate per annum equal to the Stockholm interbank offered rate, or a comparable or successor rate that is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Stockholm, Sweden time) two (2) Business Days prior to the commencement of the related Interest Period and for a period comparable to the applicable Interest Period of the requested LIBOR Rate Loan and, if any such rate is less than zero (0), STIBOR will be deemed to be zero (0).
“Subscription Agreement” means a Subscription Agreement and any related supplement thereto executed by an Investor in connection with the subscription for common stock in any Borrower, as amended, restated, supplemented or otherwise modified from time to time; “Subscription Agreements” means, where the context may require, all Subscription Agreements, collectively.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.
“Swedish Krona” and “Skr” mean the lawful currency of Sweden.
“Swiss Francs” and “₣” mean the lawful currency of Switzerland.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Transfer” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose. “Transferred” has the correlative meaning.
“Type of Loan” means a Reference Rate Loan or a LIBOR Rate Loan.
“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any Collateral.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Uncalled Capital Commitment” means, with respect to any Investor at any time, such Investor’s uncalled Capital Commitment, including, for the avoidance of doubt, its “Remaining Commitment” as defined in the applicable Constituent Documents of the applicable Borrowers.
“Unfunded Capital Commitment” means, with respect to any Investor at any time, such Investor’s Uncalled Capital Commitment minus any portion of such Investor’s Uncalled Capital Commitment that is subject to a Pending Capital Call.
“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.1(f).
“Withholding Agent” means any Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yen” and “¥” mean the lawful currency of Japan.
1.2.    Other Definitional Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    all terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;
(b)    the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;
(c)    whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
(d)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(e)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(f)    any reference herein to any Person shall be construed to include such Person’s successors and assigns;
(g)    the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;
(h)    all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement;
(i)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j)    the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;
(k)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;
(l)    references herein to any Borrower’s knowledge or the knowledge of a Responsible Officer of any Borrower shall mean the actual knowledge of such Person (including upon notification by the Administrative Agent) following reasonable inquiry or investigation under the circumstances; and
(m)    section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.
1.3.    Accounting Terms. All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.
1.4.    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
1.5.    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
1.6.    Time Conventions. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York. The due date for any payment hereunder that would be due on a day that is not a Business Day shall be extended to the next succeeding Business Day.
1.7.    Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Spot Rates as of each applicable date required to be used for calculating Dollar Equivalent amounts of Principal Obligations denominated in Alternative Currencies. In the case of a Spot Rate with respect to any Alternative Currency required to be calculated as of a

Revaluation Date, such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed with respect to such Alternative Currency in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder, and except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent based on the Spot Rate for such Alternative Currency as of the last Revaluation Date.
1.8.    Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 4.9, will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
Section 2.    REVOLVING CREDIT LOANS
2.1.    The Commitment.
(a)    Committed Amount. Subject to the terms and conditions herein set forth, each Lender agrees, during the Availability Period to extend to the Borrowers a revolving line of credit in Dollars or in an Alternative Currency.
(b)    Limitation on Borrowings and Re-borrowings. Except as provided in Section 2.1(c) below, no Lender shall be required to advance any Borrowing, Rollover, or Conversion hereunder if:
(i)    after giving effect to such Borrowing, Rollover or Conversion: (A) the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment; (B) the Dollar Equivalent of the Principal Obligations owed to any Lender would exceed the Commitment of such Lender; or (C) the Dollar Equivalent of the Principal Obligations of Loans in Alternative Currencies would exceed the Alternative Currency Sublimit; or
(ii)    the conditions precedent for such Borrowing in Section 6.2 have not been satisfied.
(c)    Exceptions to Limitations. Conversions to Reference Rate Loans shall be permitted in the case of Section 2.1(b) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.
2.2.    Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make

Loans to the Borrowers at any time and from time to time in an aggregate principal amount up to the Dollar Equivalent of such Lender’s Commitment at any such time. Subject to the limitations and conditions set forth in Sections 2.1(b) and 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period.
2.3.    Manner of Borrowing.
(a)    Request for Borrowing. The applicable Borrower shall give the Administrative Agent notice by telephone, facsimile or electronic mail of the date of each requested Borrowing hereunder, which notice if by telephone shall be confirmed in writing (a “Request for Borrowing”), in the form of Exhibit E, and which notice shall be irrevocable and effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than 11:00 a.m. (x) at least one (1) Business Day prior to the requested date of Borrowing in the case of a Reference Rate Loan, (y) at least three (3) Business Days prior to the requested date of Borrowing in the case of a LIBOR Rate Loan in Dollars, and (z) at least four (4) Business Days prior to the requested date of Borrowing in the case of a LIBOR Rate Loan in an Alternative Currency; and (ii) must specify: (A) the amount of such Borrowing; (B) the Interest Option, if such Loan is to be funded in Dollars; (C) the Interest Period therefor, if applicable; (D) the currency of such Borrowing; and (E) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after 11:00 a.m. shall be deemed to have been given by the Borrowers on the next succeeding Business Day. Each Request for Borrowing submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 and 6.2 and, to the extent applicable, Section 6.3 and/or 6.4, have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section.
(b)    Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a duly executed Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Section 6.2.
(c)    Request for Borrowing Irrevocable. Each Request for Borrowing completed and signed by a Borrower in accordance with Section 2.3(a) shall be irrevocable and binding on the Borrowers, and in the case of any Borrowing that the related Request for Borrowing specifies is to be comprised of a LIBOR Rate Loan, the Borrowers shall indemnify each Lender against any cost, loss or expense incurred by such Lender, either directly or indirectly, as a result of any failure by the Borrowers to fulfill on or before the date specified in such Request for Borrowing the applicable conditions set forth in Section 6.2, either directly or indirectly including any cost, loss or expense incurred by the Administrative Agent or such Lender by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to the gross negligence or willful misconduct of such Person. A certificate of such Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrowers and shall, in the absence of a manifest or demonstrable error, be conclusive and binding.
(d)    Lender Funding Shall be Proportional. Each Lender shall make each requested Loan in the applicable currency in accordance with its Pro Rata Share thereof.
(e)    Rollovers. No later than 11:00 a.m. at least (i) three (3) Business Days prior to the termination of each Interest Period related to a LIBOR Rate Loan in Dollars, or (ii) four (4) Business Days prior to the termination of each Interest Period related to a LIBOR Rate Loan in an Alternative Currency, the Borrowers shall give the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail) in the form of Exhibit G (the “Rollover Notice”) whether it desires to renew such LIBOR Rate Loan. The Rollover Notice shall also specify the length of the Interest Period selected by the Borrowers with respect to such Rollover. Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. If the Borrowers fail to timely give the Administrative Agent the Rollover Notice with respect to any LIBOR Rate Loan, the Borrowers shall be deemed to have elected the Reference Rate as the Interest Option with respect to such Loan.
(f)    Conversions. The Borrowers shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “LIBOR Conversion Date”), to convert such Reference Rate Loan to a LIBOR Rate Loan in Dollars; and (ii) any LIBOR Rate Loan in Dollars on any Business Day (a “Reference Rate Conversion Date”) to convert such LIBOR Rate Loan to a Reference Rate Loan, provided that the Borrowers shall, on such LIBOR Conversion Date or Reference Rate Conversion Date, make the payments required by Section 4.5, if any, in either case, by giving the Administrative Agent written notice at the Agency Services Address in the form of Exhibit G (a “Conversion Notice”) of such selection no later than 11:00 a.m. at least either (x) three (3) Business Days prior to such LIBOR Conversion Date or (y) one (1) Business Day prior to such Reference Rate Conversion Date, as applicable. Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. A request of the Borrowers for a Conversion of a Reference Rate Loan to a LIBOR Rate Loan is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Conversion.
(g)    Tranches. Notwithstanding anything to the contrary contained herein, no more than fifteen (15) LIBOR Rate Loans may be outstanding hereunder at any one time during the Availability Period.
(h)    Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount and currencies of such Lender’s Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.
2.4.    Minimum Loan Amounts. Each LIBOR Rate Loan in Dollars shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 and each

Reference Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 for each Lender; provided that a Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment. Any LIBOR Rate Loan in an Alternative Currency shall satisfy the above minimum thresholds for LIBOR Rate Loans on a Dollar Equivalent basis.
2.5.    Funding.
(a)    Funding of Borrowings. Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to the Administrative Agent no later than 11:00 a.m. on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds in the applicable currency, and, upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall deposit such proceeds in immediately available funds in the applicable Borrower’s account maintained with the Administrative Agent not later than 1:00 p.m. on the borrowing date or, if requested by the Borrowers in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the Borrowers by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; provided that the Administrative Agent shall have no obligation to advance any portion of a requested Borrowing that a Lender fails to make available to the Administrative Agent.
(b)    Obligations of Lender Several. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Each Lender hereunder shall be liable to the Borrowers only for the amount of its respective Commitment.
2.6.    Interest.
(a)    Interest Rate. Each Loan funded by the Lenders shall accrue interest at a rate per annum equal to: (i) with respect to LIBOR Rate Loans, Adjusted LIBOR for the applicable Interest Period; and (ii) with respect to Reference Rate Loans, the Reference Rate in effect from day to day. At any time, each Loan shall have only one Interest Period and one Interest Option. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.
(b)    Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Borrowers, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each LIBOR Rate Loan (other than any LIBOR Rate Loan in an Alternative Currency that uses a 365 day-count convention) shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Reference Rate Loan and each LIBOR Rate Loan in an Alternative Currency that uses a 365 day-count convention shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be.
(c)    Default Rate. If an Event of Default has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.6(a) above) all overdue Obligations shall bear interest, after as well as before judgment, at the Default Rate.
2.7.    Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the LIBOR Rate Loans and Reference Rate Loans hereunder. The Administrative Agent shall, upon request, give notice to the Borrowers and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest or demonstrable error.
2.8.    [Reserved].
2.9.    Qualified Borrowers. In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower that has joined the Credit Facility in accordance with Section 6.3 and to accept the Qualified Borrower Guaranties in support thereof, the Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to the Borrowers, in immediately available funds, an amount equal to the amount due and owing under any Qualified Borrower Promissory Note or any Qualified Borrower Guaranty, together with all interest, costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder, in the event the Administrative Agent shall have not received payment of such Obligations when due. The Administrative Agent shall notify the Borrowers of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Reference Rate Loan pursuant to Section 2.3 in the amount so paid, and the Borrowers shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3, a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.
2.10.    Use of Proceeds and Borrower Guaranties.
(a)    The proceeds of the Loans shall be used solely for purposes expressly permitted under the Constituent Documents of each Borrower. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrowers’ use of the proceeds of the Loans, or execution and delivery of the Borrower Guaranties, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrowers’ use of the proceeds of the Loans are for purposes permitted under the Constituent Documents of any Borrower. Nothing, including, without limitation, any Borrowing, any Rollover or acceptance of any Qualified Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any investment by the Borrowers is permitted by the terms of the Constituent Documents of any Borrower.
(b)    Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W; provided that no Borrower will be required to disclose any information regarding its Investors or request its Investors to provide any information in connection with this Section 2.10(b), nor shall any Borrower be required to furnish information in violation of any confidentiality agreement with a third party. To the Borrowers’ actual knowledge, no Borrower shall use the proceeds of any Borrowing to acquire any asset or security from, or purchase any equity interest in, any affiliate (as defined in Regulation W) of a Lender or invest in any fund advised by any Lender or any of its affiliates, without the prior written consent of such Lender, in its sole discretion.
2.11.    Fees. The Borrowers shall pay to the Administrative Agent fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between the Borrowers and the Administrative Agent in the Fee Letter. The Borrowers shall pay to the Administrative Agent such other fees as are payable in the amount and on the date agreed to between the Borrowers and the Administrative Agent in the Fee Letter.
2.12.    Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid the unused commitment fees to the Administrative Agent, for the benefit of the Lenders, in amounts and on the dates set forth in the Fee Letter.
2.13.    [Reserved].
2.14.    Extension of Maturity Date. The Borrowers shall have an option to extend the Stated Maturity Date then in effect for up to one (1) additional term not longer than 364 days, subject to satisfaction of the following conditions precedent:
(a)    each of the extending Lenders and the Administrative Agent consent to the extension in their sole discretion (which decision shall be communicated promptly to the Borrowers);
(b)    the Borrowers shall have paid the Extension Fee to the Administrative Agent for the benefit of the extending Lenders consenting to such extension as set forth in the Fee Letter, payable to each such Lender ratably based on its share of the Commitments subject to extension;

(c)    no Potential Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the initial Stated Maturity Date; and
(d)    the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not more than one hundred twenty (120) days or less than forty-five (45) days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender).
2.15.    Increase in the Maximum Commitment.
(a)    Request for Increase. Provided there exists no Event of Default or Potential Default, and subject to compliance with the terms of this Section 2.15, with the written consent of the Administrative Agent, such consent to be given in its sole and absolute discretion, the Borrowers may increase the Maximum Commitment to an agreed upon amount. Such increase may be done in one or more requested increases each in a minimum amount of $10,000,000 and in $5,000,000 increments thereof, or such lesser amount to be determined by the Administrative Agent (each such increase, shall be referred to herein as a “Facility Increase”); provided that no more than two increases to the Maximum Commitment may be requested in any calendar year.
(b)    Effective Date. The Administrative Agent shall determine the effective date of any Facility Increase (the “Increase Effective Date”), which (unless otherwise agreed in writing by the Administrative Agent) shall be no less than ten (10) Business Days after receipt of a Facility Increase Request and shall notify the Borrowers and the Lenders of the Increase Effective Date.
(c)    Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:
(i)    The Borrowers shall deliver to Administrative Agent a Facility Increase Request and resolutions adopted by the Borrowers approving or consenting to such increase, certified by a Responsible Officer of the Borrowers that such resolutions are true and correct copies thereof and are in full force and effect;
(ii)    No Potential Default or Event of Default shall have occurred and be continuing as of the date of delivery of the applicable Facility Increase Request or as of the proposed Increase Effective Date;
(iii)    On or prior to the Increase Effective Date, the Borrowers shall have paid to the Administrative Agent the Facility Increase Fee;
(iv)    If applicable, the Borrowers shall execute replacement Notes payable to the Administrative Agent reflecting the Facility Increase; and

(v)    On the Increase Effective Date, (x) an existing Lender or Lenders shall increase its Commitment to support any Facility Increase, in its sole discretion, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility in accordance with Section 12.11(g) and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase.
For the avoidance of doubt, any Facility Increase shall be on the same terms as contained herein with respect to the Credit Facility. No Lender shall be required to commit, nor shall any Lender have any preemptive right, to provide any portion of any Facility Increase.
(d)    Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender increasing its Commitment), the Administrative Agent shall reallocate the outstanding Loans hereunder (including any Loans made by any new or increasing Lender pursuant to this Section 2.15) such that, after giving effect thereto, the ratio of each Lender’s (including each new or increasing Lender’s) share of outstanding Loans to its share of Commitments is the same as that of each other Lender. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, the (i) Administrative Agent shall give advance notice sufficient to comply with the applicable timing period in Section 2.3 to each Lender that is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders shall fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrowers shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.5 as a result of such reallocation occurring on any date other than an Interest Payment Date.
Section 3.    PAYMENT OF OBLIGATIONS
3.1.    Revolving Credit Notes. Lenders may request that the Loans be evidenced by a promissory note. In such event, each Borrower shall execute and deliver a Note or Notes in the form of Exhibit B (with blanks appropriately completed in conformity herewith), in favor of the applicable Lender. Each Borrower agrees, from time to time, upon the request of the Administrative Agent or any Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to the Administrative Agent or such Lender, in renewal of and substitution for the Note previously issued by such Borrower to the Administrative Agent or such Lender, and such previously issued Note shall be returned to such Borrower marked “replaced”.
3.2.    Payment of Obligations. The Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations,

shall be due and payable on the Maturity Date. All Loans shall be repaid in the currency in which they were borrowed.
3.3.    Payment of Interest.
(a)    Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.6, notwithstanding whether the Borrowers received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrowers in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent in the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Interest shall be payable in the currency of the related Loan.
(b)    Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date and (ii) upon the occurrence and during the continuance of an Event of Default, at any time upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
3.4.    Payments on the Obligations.
(a)    Borrower Payments. All payments of principal of, and interest on, the Obligations under this Credit Agreement by any Borrower to or for the account of the Lenders, or any of them, shall be made without condition or deduction or counterclaim, set-off, defense or recoupment by the Borrowers for receipt by the Administrative Agent before 1:00 p.m. in federal or other immediately available funds to the Administrative Agent at an account designated by the Administrative Agent in writing to the Borrowers. Funds received after 1:00 p.m. shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. All payments shall be made in the currency of the related Borrowing.
(b)    Lender Payments. Except as provided in Section 12.12, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Obligations by the Borrowers to or for the account of the Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4.
(c)    Application of Payments. So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as directed by the Borrowers. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (iii) third, against all principal due and owing on the Obligations as of the date of such payment; and (iv) fourth, to all other amounts constituting any portion of the Obligations.
3.5.    Prepayments.
(a)    Voluntary Prepayments. A Borrower may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay one or more Loans in whole or in part without premium or penalty on any Business Day; provided that: (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans and one (1) Business Day prior to any date of prepayment of Reference Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Any LIBOR Rate Loan in an Alternative Currency shall satisfy the above minimum thresholds for LIBOR Rate Loans on a Dollar Equivalent basis. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. The Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such written notice is given by a Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.
(b)    Mandatory Prepayment; Excess Loans Outstanding. If on any day either (i) the Dollar Equivalent of the Principal Obligations exceed the Available Commitment (including, without limitation, as a result of an Exclusion Event, the end of the Concentration Limit Elevation Period or from any pro forma calculation taking into account a pending Investor Transfer or permitted withdrawal), (ii) the Dollar Equivalent of the Principal Obligations of Loans in Alternative Currencies exceed the Alternative Currency Sublimit, or (iii) the Dollar Equivalent of the Principal Obligations, together with all other Indebtedness owing by any Borrower, exceed the maximum amount of Indebtedness permitted to be incurred by such Borrower under its Constituent Documents, or a mandatory prepayment is otherwise required pursuant to the terms of any Borrower’s Constituent Documents, then, in the case of clauses (i) and (ii), the applicable Borrowers shall (and in the case of clause (iii), may) pay without further demand such excess or such other required mandatory prepayment (without any penalty or fee, but subject to any additional amounts required pursuant to Section 4) to the Administrative Agent, for the benefit of the Lenders, in immediately available funds by the Required Payment Time. Each Borrower hereby agrees that the Administrative Agent may withdraw from the applicable Borrower’s Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations owing by such Borrower upon notice and until such time as the payment obligations owing by such Borrower pursuant to this Section 3.5(b) have been satisfied in full. Notwithstanding the foregoing, with respect to the breach set forth in clause (iii) above, the Borrowers may reduce any outstanding Indebtedness in addition to, or in lieu of, any reduction of the Principal Obligations hereunder as a means to cure such breach within the Required Payment Time.
3.6.    Reduction or Early Termination of Commitments. So long as no Request for Borrowing is outstanding, the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent of (a) such termination at least five (5) days prior to the effective date of such termination or (b) such reduction at least five (5) Business Days prior to the effective date of such reduction (in each case, which date shall be specified by the Borrowers in such notice and shall be a Business Day): (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.3; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Dollar Equivalent of the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.3. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $10,000,000 or multiples thereof; and (y) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to $40,000,000 or less (in each case, except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders according to their Pro Rata Share.
3.7.    Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by written notice to the Administrative Agent and the Borrowers. In such event, the Administrative Agent shall continue to hold the Note, if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

Section 4.    CHANGE IN CIRCUMSTANCES
4.1.    Taxes.
(a)    [Reserved].
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 4.1(b) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Tax Indemnification. (i) The Borrowers shall, and each does hereby, severally and jointly, indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest or demonstrable error.
(ii)    Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11 relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest or demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to Section 4.1, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested in writing by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender (and from time to time thereafter upon the reasonable written request of such Borrower or the Administrative Agent), executed originals or copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals or copies of either IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals or copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit S-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals or copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals or copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-2 or Exhibit S-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals or copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    Each Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(g), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    [Reserved].
(i)    Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
4.2.    Illegality. If any Lender reasonably determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make, maintain or fund Loans, or materially restricts the authority of such Lender to (a) purchase or sell, or to take deposits of, the applicable currency or (b) determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) in the case of any determination described in the foregoing clause (a), any obligation of such Lender to make or continue Loans or the Obligations in such currency shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist (which such Lender agrees to do promptly upon becoming aware that such circumstances no longer exist), and (ii) in the case of any determination described in the foregoing clause (b), any obligation of such Lender to maintain Loans accruing interest at LIBOR, or to convert Loans accruing interest calculated by reference to the Reference Rate to be Loans calculated by LIBOR, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist (which such Lender agrees to do promptly upon becoming aware that such circumstances no longer exist). Upon receipt of such notice that a Lender cannot make or continue Loans based on the LIBOR Rate: (i) if such notice asserts the illegality of such affected Lender purchasing or selling, or taking deposits of, an applicable currency, the Borrowers shall, upon demand from such affected Lender (with a copy to Administrative Agent), prepay or, if applicable, convert LIBOR Rate Loans to Reference Rate Loans in an amount equal to the aggregate Dollar Equivalent of such Loans immediately prior to such suspension (with an interest rate that shall, if necessary to avoid such illegality, be determined by Administrative Agent), either on the last day of the Interest Period therefor, if such affected Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or, if such Lender may not lawfully continue to maintain LIBOR Rate Loans, then immediately; and (ii) if such notice asserts the illegality of such affected Lender determining or charging interest rates based upon the LIBOR Rate, the Loans or Obligations of such Lender outstanding at the time of such suspension shall, at the option of the applicable Borrower, be continued either (i) as Reference Rate Loans if denominated in Dollars or (ii) as Cost of Funds Rate Loans if denominated in an Alternative Currency. Upon any prepayment of any such Loans, the Borrowers shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice or suspension and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
4.3.    Inability to Obtain Currency or Determine Rates. Other than with respect to a Benchmark Transition Event or an Early Opt-in Election, if the Administrative Agent determines, for any proposed Interest Period, that: (a) deposits in Dollars are not being offered to banks in the applicable offshore market for the applicable amount and Interest Period of any LIBOR Rate Loan; or (b) LIBOR does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any LIBOR Rate Loan, then: (i) the Administrative Agent shall forthwith notify the Lenders and the Borrowers; and (ii) while such circumstances exist, none of the Lenders shall allocate any Loans made during such period, or reallocate any Loans allocated to any then-existing Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR. If, with respect to any outstanding Interest Period, a Lender notifies the Administrative Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Loans or that LIBOR applicable to such Loans will not adequately reflect the cost to the Person of funding or maintaining such Loans for such Interest Period, then: (A) the Administrative Agent shall forthwith so notify the Borrowers and the Lenders; and (B) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any LIBOR Rate Loans during such period or reallocate any Loans allocated to any Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR; provided that, (x) if the foregoing notice relates to Loans that are outstanding as LIBOR Rate Loans, such Loans shall be Converted to Reference Rate Loans if denominated in Dollars or a LIBOR Rate Loan based off the Cost of Funds Rate if denominated in an Alternative Currency only on the last day of the then-current Interest Period, and (y) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing. Each Lender shall promptly notify the Borrowers when the circumstances described in this Section 4.3 cease to exist.
4.4.    Increased Cost and Capital Adequacy.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted LIBOR);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrowers shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in accordance with Section 4.4(c).
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, relating to capital adequacy or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in accordance with Section 4.4(c).
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in Section 4.4(a) or Section 4.4(b) of this Section shall be delivered to the Borrowers in the event that any such amounts are requested thereunder and shall be conclusive absent manifest or demonstrable error. The Borrowers shall pay such Lender the amount shown as due on any such certificate by the Required Payment Time (which time period shall not begin until the date of receipt by the Borrowers of such certificate).
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). Further, each Lender agrees that it will not claim from the Borrower the payment of any of the amounts referred to in this Section

4.4 if it is not generally claiming similar compensation from its other similar customers in similar circumstances.
4.5.    Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a Loan after the Borrowers shall have requested such Loan under the Credit Agreement, (b) any prepayment or other payment of a LIBOR Rate Loan on a day other than the last day of the Interest Period applicable to such Loan, (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of the Credit Agreement, or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under the Credit Agreement, that such prepayment will be made. Any such payments shall be made by the Required Payment Time.
4.6.    Requests for Compensation. If requested by one or more Borrowers in connection with any demand for payment pursuant to Section 4.2, Section 4.3, Section 4.4, or Section 4.5, a Lender shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding in the absence of manifest or demonstrable error. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of LIBOR.
4.7.    Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, all of the Borrowers’ rights and obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.
4.8.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.4, or requires any Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.4 or Section 4.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if any Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.8(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then one or more Borrowers may, at their sole expense and effort, so long as no Event of Default or Potential Default has occurred and is continuing, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.4 or Section 4.1) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    one or more Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.11;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the assignee (to the extent of such outstanding principal) or the Borrowers (in the case of accrued interest, fees and all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
4.9.    Effect of Benchmark Transition Event.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrowers may amend this Credit Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the tenth (10th) Business Day after the Administrative Agent has provided such proposed amendment to the Lenders so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Required Lenders. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 4.9 will occur prior to the applicable Benchmark Transition Start Date.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrowers or the Lenders.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 4.9, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from the Borrowers or the Lenders, except, in each case, as expressly required pursuant to this Section 4.9.
(d)    Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Borrowing of, conversion to or continuation of any LIBOR Rate Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to a Reference Rate Loan.
Section 5.    SECURITY
5.1.    Liens and Security Interest.
(a)    Capital Commitments and Capital Calls. To secure performance by the Borrowers of the payment and the performance of the Obligations, the Borrowers, each to the extent of their respective interests therein, shall grant to the Administrative Agent, for the benefit of each of the Secured Parties, a first priority, exclusive, perfected security interest and Lien (subject to Permitted Liens) in and on the Collateral pursuant to the Security Agreements, the related financing statements and the other related documents.

(b)    Reliance. The Borrowers agree that the Administrative Agent and each Lender has entered into this Credit Agreement, extended credit hereunder and at the time of each Loan shall make such Loan in reasonable reliance on the obligations of the Investors to fund their respective Capital Commitments as shown in their Subscription Agreements and accepted by the applicable Borrower and delivered in connection herewith and accordingly, it is the intent of the parties that such Capital Commitments may be enforced by the Administrative Agent, on behalf of the Lenders and other Secured Parties, pursuant to the terms of the Loan Documents, directly against the Investors without further action by the applicable Borrower during the continuance of an Event of Default, and notwithstanding any compromise of any such Capital Commitment by the applicable Borrower, after the Closing Date as provided in 6 Del. C. §17-502(b)(1). Notwithstanding the foregoing, but subject to Section 10.2, in the event that Administrative Agent seeks to enforce the Capital Commitments of one or more Investors it shall require such Investor to fund its Capital Contribution to the Collateral Account.
The security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a security interest in the Collateral, including without limitation the Security Agreements, the Collateral Account Pledges and the Control Agreements, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”
5.2.    The Collateral Accounts; Capital Calls.
(a)    The Collateral Accounts. In order to secure further the payment and the performance of the Obligations and to effect and facilitate the right of the Secured Parties, each Borrower shall require that each of its Investors wire transfer to such Borrower’s Collateral Account all monies or sums paid or to be paid by the Investors pursuant to Capital Calls. In addition, each of the Borrowers shall promptly deposit into its respective Collateral Account any payments and monies that any Borrower receives directly from Investors as Capital Contributions.
(b)    Use of the Collateral Accounts. The Borrowers may withdraw funds from the Collateral Accounts only in compliance with Section 9.18. During the continuance of a Cash Control Event, the Administrative Agent is authorized to take exclusive control of the Collateral Accounts in accordance with the terms of the applicable Control Agreement. If the applicable Account Bank with respect to any Collateral Account ceases to be Société Générale or an Eligible Institution, each Borrower shall have thirty (30) days following notice from the Administrative Agent to move its Collateral Account to a replacement Account Bank that is Société Générale or an Eligible Institution. If an Account Bank terminates a Control Agreement, the applicable Borrower shall open a new collateral account that is subject to a new Control Agreement, in form and substance satisfactory to the Administrative Agent, with a replacement Account Bank within thirty (30) days of such termination.
(c)    No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither the Administrative Agent nor any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to the Capital Calls issued by the Borrowers. None of them shall be required to refer to the Constituent Documents of any Borrower, or a Subscription Agreement or any Side Letter, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Borrower, a Subscription Agreement, a Side Letter or any Capital Call. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Borrower or any of the Investors. None of them shall have any duty to inquire into the use, purpose, or reasons for the making of any Capital Call by any Borrower or the Investment or use of the proceeds thereof.
(d)    Capital Calls and Disbursements from Collateral Accounts. The Borrowers shall issue Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder. Each Borrower hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Agent, to charge from time to time the Collateral Accounts for amounts not paid when due (after the passage of any applicable grace period) to the Secured Parties or any of them hereunder and under the other Loan Documents; provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(d), the Administrative Agent shall deliver a written notice of such disbursement to the Borrowers.
(e)    No Representations. Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Capital Call nor shall the Administrative Agent or the Secured Parties be accountable for any Borrower Party’s use of the proceeds of any Capital Contribution.
5.3.    Agreement to Deliver Additional Collateral Documents. The Borrowers shall deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority security interests in the Collateral (subject to Permitted Liens), together with other assurances of the enforceability and first priority of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted in accordance with this Section 5.
5.4.    Subordination. During the continuance of a Cash Control Event, no Borrower shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Borrower, any Investor or the Investment Manager whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”); provided that “Other Claims” does not include, and for the avoidance of doubt nothing in this Section 5.4 shall prohibit the Borrowers from paying, (i) any Distributions made by the Borrowers in accordance with Section 9.17 and (ii) any management fees payable pursuant to the final sentence of this Section 5.4. All Other Claims, together with all Liens on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of a Cash Control Event be subordinated to and inferior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations, and each Borrower agrees to take such actions as are reasonably necessary to provide for such subordination between it and any other Borrower, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims. The Investment Manager acknowledges and agrees that at any time an Event of Default, or a Potential Default pursuant to Section 10.1(a) or (i), has occurred and is continuing and there are Obligations outstanding, the payment of any and all management or other fees due and owing to it from any Borrower shall be subordinated to and inferior in right and payment to the Obligations in all respects; provided that, such management fees may be paid from a source other than the Collateral Account and the proceeds of Capital Contributions.
Section 6.    CONDITIONS PRECEDENT TO LENDING.
6.1.    Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing hereunder shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied or waived by the Administrative Agent (and to the extent specified below, each Lender) (each in form and substance reasonably satisfactory to the Administrative Agent, which satisfaction of such conditions must occur within one (1) Business Day of the date hereof):
(a)    Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower;
(b)    Note. A Note duly executed and delivered by each Borrower (if requested) in accordance with Section 3.1;
(c)    Security Agreements. Each Borrower Security Agreement, each duly executed and delivered by the parties thereto in favor of the Administrative Agent for the benefit of the Secured Parties;
(d)    Collateral Account Pledges. Each Borrower Collateral Account Pledge, each duly executed and delivered by the parties thereto in favor of the Administrative Agent for the benefit of the Secured Parties;
(e)    Control Agreements. Each Borrower Control Agreement, each duly executed and delivered by the parties thereto;
(f)    Filings.
(i)    Satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) in the jurisdiction of formation of each Borrower, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral (subject to Permitted Liens), copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and
(ii)    Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) satisfactory to the Administrative Agent with respect to the Collateral together with written evidence satisfactory to the Administrative Agent that the same have been filed, submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s sole discretion, to perfect the Secured Parties’ first priority security interest in the Collateral (subject to Permitted Liens);
(g)    Responsible Officer Certificates. A certificate from a Responsible Officer of the Initial Borrower, in the form of Exhibit M;
(h)    The Borrowers’ Constituent Documents. True and complete copies of the Constituent Documents of the Borrowers, together with certificates of existence and good standing (or other similar instruments) of the Borrowers, in each case certified by a Responsible Officer of the Borrowers to be correct and complete copies thereof and in effect on the date hereof;
(i)    [Reserved];
(j)    [Reserved];
(k)    Management Agreement. A copy of the Management Agreement, duly executed by the parties thereto;
(l)    Authority Documents. Certified resolutions of the Initial Borrower, authorizing the entry into the transactions contemplated herein and in the other Loan Documents, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the date hereof;
(m)    Incumbency Certificate. From the Initial Borrower, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Initial Borrower, together with the true signatures of each such Person; the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;
(n)    Opinions. A favorable written opinion of Dechert LLP, counsel to the Initial Borrower, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date;
(o)    Investor Documents. With respect to Investors: (i) a copy of each Investor’s duly executed Subscription Agreement, Side Letter (if applicable), Investor Letter (if applicable) and Credit Link Document (if applicable); and (ii) if such Investor is an

Endowment Fund Investor, a copy of any keepwell agreement in place between such Investor and its Sponsor;
(p)    Fees; Costs and Expenses. Payment of all reasonable and documented fees and other amounts due and payable on or prior to the date hereof, including pursuant to the Fee Letter, and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including the fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing;
(q)    ERISA Status. With respect to each Borrower, either (i) a favorable written opinion of counsel to such Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Borrower that the underlying assets of such Borrower do not constitute Plan Assets because less than twenty five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;
(r)    Collateral Accounts. Evidence that the Collateral Accounts have been established;
(s)    “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that each of the Borrowers has become KYC Compliant;
(t)    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate; and
(u)    Additional Information. Such other information and documents as may reasonably be required by the Administrative Agent and its counsel.
In addition, the Administrative Agent shall have completed to its satisfaction its due diligence review of the Borrowers and the Investment Manager and each of their respective management, controlling owners, systems and operations.
6.2.    Conditions to all Loans. The obligation of the Lenders to advance each Borrowing (including without limitation the initial Borrowing) hereunder is subject to satisfaction of the conditions precedent that:
(a)    Representations and Warranties. The representations and warranties of the Borrowers set forth herein and in the other Loan Documents are true and correct, in all material respects, on and as of the date of the advance of such Borrowing, with the same force and effect as if made on and as of such date (except with respect to representations and warranties made as of an earlier date, which shall be true and correct in all material respects as of such earlier date); provided that, with respect to any such representation and warranty that is qualified as to materiality, such representation and warranty shall be true and correct in all respects;
(b)    No Default. No event shall have occurred and be continuing, or would result from the Borrowing, which constitutes an Event of Default or a Potential Default;
(c)    Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing, together with a Borrowing Base Certificate;
(d)    No Investor Excuses. Other than as disclosed to the Administrative Agent in writing, no Responsible Officer of the applicable Borrower has knowledge or reason to believe any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents, its Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan (provided, that if a Borrower has disclosed a potential excuse or exemption right to the Administrative Agent in writing, the excused, withdrawn or exempted portion of the applicable Investor’s Unfunded Capital Commitment shall be excluded from the calculation of the Borrowing Base, but the Borrowers shall not be prohibited from such credit extension upon satisfaction of the other conditions therefor);
(e)    [Reserved];
(f)    Available Commitment. After giving effect to the proposed Borrowing, the Dollar Equivalent of the Principal Obligations shall not exceed the Available Commitment; and
(g)    Fees; Costs and Expenses. Payment of all reasonable and documented fees and other amounts due and payable by any Borrower on or prior to the date of such Borrowing and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, including the fees and disbursements invoiced through the date of such Borrowing of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such Borrowing.
6.3.    Addition of Qualified Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed Qualified Borrower hereunder is subject to the conditions that the Borrowers shall have given the Administrative Agent at least fifteen (15) Business Days prior written notice and each of the following:
(a)    Approval of Qualified Borrower. In order for an entity to be approved as a Qualified Borrower (i) the Borrowers must obtain the written consent of each Lender, not to be unreasonably withheld; (ii) such entity shall be one in which a Borrower owns a direct or indirect ownership interest, or through which a Borrower may acquire an Investment, the indebtedness of which entity can be guaranteed by such Borrower under their Constituent Documents (a “Qualified Borrower”); and (iii) the provisions of this Section 6.3 shall be satisfied;

(b)    Guaranty of Qualified Borrower Obligations. The applicable Borrower shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment in the form of Exhibit J (the “Qualified Borrower Guaranty”, and such guaranties, collectively, the “Borrower Guaranties”), which shall be enforceable against the Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders;
(c)    Qualified Borrower Promissory Note. Such Qualified Borrower shall execute and deliver a promissory note, in the form of Exhibit I (a “Qualified Borrower Promissory Note”), payable to the Administrative Agent, for the benefit of the Secured Parties;
(d)    Authorizations of Qualified Borrower. The Administrative Agent shall have received from the Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note, duly adopted by the Qualified Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;
(e)    Incumbency Certificate. The Administrative Agent shall have received from the Qualified Borrower a signed certificate of a Responsible Officer of the Qualified Borrower that shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;
(f)    Opinion of Counsel to Qualified Borrowers. The Administrative Agent shall have received a favorable written opinion of counsel for the Qualified Borrower, in form and substance satisfactory to the Administrative Agent;
(g)    Opinion of Counsel to the Borrower. The Administrative Agent shall have received a favorable written opinion of counsel for the Borrowers with respect to the Qualified Borrower Guaranty, in form and substance satisfactory to the Administrative Agent;
(h)    “Know Your Customer” Information and Documents. The Lenders shall have received all items required to make such Qualified Borrower KYC Compliant;
(i)    Fees, Costs and Expenses. Payment of all reasonable and documented fees and other invoiced amounts due and payable by any Borrower on or prior to the date of such Qualified Borrower becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, which may be deducted from the proceeds of any related Borrowing;
(j)    Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Qualified Borrower and its respective management, controlling owners, systems and operations;

(k)    ERISA Status. With respect to the initial advance to such Qualified Borrower only, either (i) a favorable written opinion of counsel to such Qualified Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Qualified Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than twenty five percent (25%) of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; and
(l)    Additional Information. The Administrative Agent shall have received such other information and documents in respect of such Qualified Borrower as may be required by the Administrative Agent and its counsel.
Upon the satisfaction of the requirements of this Section 6.3 described above, the Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as if it were a Borrower hereunder.
6.4.    Addition of AIV Borrowers and Parallel Fund Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed AIV Borrower or Parallel Fund Borrower, as applicable, hereunder is subject to the conditions that the Borrowers shall have given the Administrative Agent at least fifteen (15) Business Days prior written notice and each of the following:
(a)    Approval of AIV Borrower or Parallel Fund Borrower. In order for an entity to be approved as an AIV Borrower or a Parallel Fund Borrower, as applicable, (i) the Borrowers must obtain the written consent of each Lender, in its sole discretion; (ii) such entity shall be either an Alternative Investment Vehicle or a Parallel Investment Vehicle, as applicable, of a Borrower; (iii) the provisions of this Section 6.4 shall be satisfied and (iv) the Administrative Agent and the Lenders shall agree with the Borrowers on an acceptable amendment to the structure of the Credit Facility to accommodate the new Borrower on a several liability basis;
(b)    Joinder and Security of New Borrower Obligations. The AIV Borrower or Parallel Fund Borrower and their general partners shall provide to the Administrative Agent and each of the Lenders duly executed documentation substantially similar, in the reasonable discretion of the Administrative Agent, to that executed by the Borrowers at the Closing Date, including but not limited to a joinder agreement to this Credit Agreement (pursuant to which it agrees to be jointly and severally liable for all Obligations), Collateral Documents and such other Loan Documents and Filings as the Administrative Agent may reasonably request;

(c)    Borrower Note. Upon the request of the Administrative Agent, such AIV Borrower or Parallel Fund Borrower, as applicable, shall execute and deliver a promissory note, in the form of Exhibit B;
(d)    Authorizations of Borrower. The Administrative Agent shall have received from the AIV Borrower or Parallel Fund Borrower, as applicable, appropriate evidence of the authorization of such Borrower approving the execution, delivery and performance of its Note, its applicable Collateral Documents and any other Loan Documents required of such Borrower, duly adopted by such Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;
(e)    Responsible Officer Certificates. A certificate from a Responsible Officer of each AIV Borrower or Parallel Fund Borrower, as applicable, in the form of Exhibit M;
(f)    Constituent Documents. True and complete copies of the Constituent Documents of such AIV Borrower or Parallel Fund Borrower, as applicable, together with certificates of existence and good standing (or other similar instruments) of such Borrower, in each case certified by a Responsible Officer of such Person to be correct and complete copies thereof and in effect on the date such AIV Borrower or Parallel Fund Borrower, as applicable, becomes a Borrower hereunder and in each case satisfactory to the Administrative Agent in its sole discretion;
(g)    ERISA Status. With respect to the initial advance to such AIV Borrower or Parallel Fund Borrower only, either (i) a favorable written opinion of counsel to such AIV Borrower or Parallel Fund Borrower, as applicable, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such AIV Borrower or Parallel Fund Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such AIV Borrower or Parallel Fund Borrower that the underlying assets of such Borrower do not constitute Plan Assets because less than twenty five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;
(h)    Incumbency Certificate. The Administrative Agent shall have received from the AIV Borrower or Parallel Fund Borrower, as applicable, a signed certificate of a Responsible Officer of such Borrower that shall certify the names of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by such Borrower, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(i)    Opinion of Counsel to AIV Borrower or Parallel Fund Borrower. The Administrative Agent shall have received a favorable written opinion of counsel for the AIV Borrower or Parallel Fund Borrower, as applicable, in form and substance satisfactory to the Administrative Agent;
(j)    “Know Your Customer” Information and Documents. The Lenders shall have received all items required to make such AIV Borrower or Parallel Fund Borrower, as applicable, KYC Compliant;
(k)    Fees, Costs and Expenses. Payment of all reasonable and documented fees and other invoiced amounts due and payable by any Borrower on or prior to the date of such AIV Borrower or Parallel Fund Borrower, as applicable, becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, which may be deducted from the proceeds of any related Borrowing;
(l)    Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such AIV Borrower or Parallel Fund Borrower, as applicable, and its respective management, controlling owners, systems and operations; and
(m)    Additional Information. The Administrative Agent shall have received such other information and documents in respect of such AIV Borrower or Parallel Fund Borrower, as applicable, as may be required by the Administrative Agent and its counsel.
Upon the satisfaction of the requirements of this Section 6.4 described above, the AIV Borrower or Parallel Fund Borrower, as applicable, shall be bound by the terms and conditions of this Credit Agreement as a Borrower hereunder.
Section 7.    REPRESENTATIONS AND WARRANTIES OF THE BORROWERS
To induce the Lenders to make the Loans hereunder, the Borrowers each hereby represents and warrants to the Administrative Agent and the Lenders that:
7.1.    Organization and Good Standing. Each Borrower is duly organized or duly incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of formation, has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.
7.2.    Authorization and Power. Each Borrower has the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it, its Constituent Documents, and its Subscription Agreements. Each Borrower is duly authorized to, and has taken all partnership, limited liability company or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent

Documents, and the Subscription Agreements, and is and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents and the Subscription Agreements.
7.3.    No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute or regulation to which any Borrower is subject or any judgment, license, order or permit applicable to any Borrower or any indenture, mortgage, deed of trust or other material agreement or instrument to which any Borrower is a party or by which any Borrower may be bound, or to which the Borrower may be subject. No consent, approval, authorization or order of any court or Governmental Authority, Investor or third party is required in connection with the execution and delivery by any Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained.
7.4.    Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which such Borrower is a party are the legal and binding obligations of such Borrower, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).
7.5.    Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, perfected first priority security interests in and Liens on all of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral (other than Permitted Liens), and, other than in connection with any future Change in Law or in the applicable Borrower’s name, identity or structure, or its jurisdiction of organization, as the case may be, no further recordings or Filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral other than any Permitted Lien.
7.6.    Financial Condition. The Borrowers have delivered to the Administrative Agent the most recently available copies of the financial statements and reports described in Section 8.1 and the related statement of income, in each case certified by a Responsible Officer of such Borrower to be true and correct; such financial statements fairly present the financial condition of such Borrower as of the applicable date of delivery (or in the case of a pro forma balance sheet, estimated financial condition based on assumptions that such pro forma balance sheet has been prepared in accordance with GAAP, except as provided therein) in all material respects.
7.7.    Full Disclosure. There is no fact known to a Responsible Officer of a Borrower that such Borrower has not disclosed to the Administrative Agent in writing that would reasonably be expected to have a Material Adverse Effect. All written factual information (other than financial projections, pro forma financial information, other forward looking information, information of a general economic or industry nature) heretofore furnished by such Borrower, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished will be, true and correct in all material respects on the date as of which such information is stated or deemed stated in the context in which such information was given (or, in the case of any information prepared by third parties, such information is true and correct in all material respects to the knowledge of the Responsible Officers of such Borrower). The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such projections and pro forma financial information as it relates to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and pro forma financial information may differ from the projected and pro forma results set forth therein by a material amount.
7.8.    No Default. No event has occurred and is continuing that constitutes an Event of Default or, to the knowledge of the Responsible Officers of such Borrower, a Potential Default.
7.9.    No Litigation. (i) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or, to the knowledge of the Responsible Officers of the applicable Borrower, threatened, against any Borrower, other than any such Proceeding that has been disclosed in writing by such Borrower to the Administrative Agent or that would not, if adversely determined, have a Material Adverse Effect, and (ii) as of any date after the Closing Date, there are no such Proceedings pending or, to the knowledge of the Responsible Officers of the applicable Borrower, threatened, against such Borrower, other than any such Proceeding that would not, if adversely determined, have a Material Adverse Effect.
7.10.    Material Adverse Effect. No circumstances exist or changes to any Borrower have occurred since the date of the most recent financial statements of such Borrower delivered to the Administrative Agent that would reasonably be expected to result in a Material Adverse Effect.
7.11.    Taxes. Each Borrower has timely filed or caused to be filed all Tax returns, information statements and reports required to have been filed and has paid or caused to be paid all Taxes (including mortgage recording Taxes), assessments, fees, and other governmental charges upon such Borrower or upon any of its properties, income or franchises required to have been paid by it, except for any such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment against any Borrower or any basis for such assessment that could be likely to result in a Material Adverse Effect.
7.12.    Principal Office; Jurisdiction of Formation. (a) Each of the principal office, chief executive office, and principal place of business of the Borrowers is correctly listed on Schedule I as the same may be updated by written notice to the Administrative Agent from time to time in accordance with this Credit Agreement; and (b) the jurisdiction of formation of the Borrowers is correctly listed on Schedule I, and each Borrower is not organized under the laws of any other jurisdiction.
7.13.    ERISA. Each Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets. Assuming that none of the assets of any Lender used to fund a Loan are deemed to be Plan Assets, the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Investors, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A) - (D) of the Internal Revenue Code. No Borrower or member of a Borrower’s Controlled Group has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan.
7.14.    Compliance with Law. Each Borrower is in compliance with Applicable Laws, including, without limitation, Environmental Laws and ERISA, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.
7.15.    Environmental Matters. Each Borrower (a) has not received any notice or other communication or otherwise learned of any Environmental Liability that could individually or in the aggregate be expected to have a Material Adverse Effect arising in connection with: (i) any actual or alleged non-compliance with or violation of any Environmental Requirements by such Borrower or any permit issued under any Environmental Law to such Borrower; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) has no actual liability or, to the knowledge of the Responsible Officers of such Borrower, threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment or any Environmental Requirements that could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
7.16.    Capital Commitments and Contributions. All the Investors are set forth on Exhibit A (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Sections 8.1(i) and Section 8.19), and the true and correct accepted Capital Commitment of each Investor is set forth on Exhibit A (or on any such revised Exhibit A). No Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent. As of the date hereof, the aggregate amount of the Capital Commitments of each Investor is set forth on Exhibit A; and the aggregate Unfunded Capital Commitment that could be subject to a Capital Call is set forth on Exhibit A.
7.17.    Fiscal Year. The fiscal year of such Borrower is the calendar year.
7.18.    Investor Documents. Each Investor has executed a Subscription Agreement that has been provided to the Administrative Agent. Each Side Letter that has been entered has been provided to the Administrative Agent. For each Investor, the Constituent Documents, its Subscription Agreement (and any related Side Letter) and its Investor Letter (if applicable) set forth its entire agreement regarding its Capital Commitment.

7.19.    Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness that was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose that might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X. No Borrower nor any Person acting on behalf of the Borrowers has taken or will take any action that might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. No Loan will be secured at any time by, and the Collateral in which any Borrower has granted to the Administrative Agent, for the benefit of each of the Secured Parties, a security interest and Lien pursuant to the Collateral Documents will not contain at any time any Margin Stock.
7.20.    Investment Company Status.
(a)    The Initial Borrower has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.
(b)    The business and other activities of the Initial Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrowers and the consummation of the transactions contemplated by the Loan Documents do not result in a material violation or breach in any respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the United States Securities and Exchange Commission thereunder, in each case, that are applicable to the Initial Borrower and its Subsidiaries.
(c)    Each Borrower is in compliance with all written Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
7.21.    No Defenses. No Responsible Officer of such Borrower has knowledge of any default or circumstance that with the passage of time and/or giving of notice could constitute an event of default under its Constituent Documents or any Subscription Agreement, Side Letter, Investor Letter or Credit Link Document that would constitute a defense to the obligations of the Investors to make Capital Contributions to a Borrower pursuant to a Capital Call in accordance with the Subscription Agreements or the applicable Borrower’s Constituent Documents, or has knowledge of any claims of offset or any other claims of the Investors against any Borrower that would or could diminish or adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with the Subscription Agreements (and any related Side Letters), the applicable Borrower’s Constituent Documents or any Investor Letter or Credit Link Document in any material respect.
7.22.    No Withdrawals Without Approval. Except as otherwise permitted under the Constituent Documents and subject to Section 9.9, no Investor is permitted to withdraw its interest in any Borrower without the prior approval of a Borrower.

7.23.    Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
(a)    (i) No Borrower nor any of its Subsidiaries, directors or officers have engaged in any activity or conduct that would breach Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws, and (ii) each Borrower has instituted and maintains policies and procedures designed to promote and achieve compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
(b)    (i) No Borrower nor any of its Subsidiaries, directors, officers or employees, nor (to the knowledge of such Borrower) any of its or its Subsidiaries’ agents or Affiliates (including any such agents or Affiliates that will act in any capacity in connection with, or benefit from, this Credit Agreement), is (x) a Sanctioned Person or (y) in violation of any Sanctions, and (ii) no Loan, use of proceeds or other transaction contemplated by this Credit Agreement will result in the violation of any applicable Sanctions.
(c)    No part of the proceeds of any Loan hereunder will be used directly or, to the knowledge of the applicable Borrower, indirectly (including without limitation, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person) (i) to fund any operations in, finance any investments, business or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or in any other manner that would result in any Person (including, without limitation, any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise) becoming a Sanctioned Person or (ii) for any payments that could constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws. No Investor, or Affiliate thereof, is, to the knowledge of the Responsible Officers of the applicable Borrower (after having made all reasonable investigation), a Sanctioned Person. To the knowledge of the Responsible Officers of each Borrower (after having made all reasonable investigation), no Investor’s funds used in connection with this transaction are derived from illegal or suspicious activities in violation of applicable Anti-Money Laundering Laws.
7.24.    Insider. No Borrower is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank that maintains a correspondent account with any Lender.
7.25.    Investors. The Borrowing Base Certificate, as it may be updated in writing from time to time by the Borrowers, is true and correct in all material respects.
7.26.    Organizational Structure. The structure of the Borrowers is as depicted on Schedule III. The Borrowers have not formed any Alternative Investment Vehicles or Parallel Investment Vehicles that are not depicted on Schedule III (or an updated Schedule III in connection with the formation of an Alternative Investment Vehicle or Parallel Investment Vehicle).
7.27.    No Brokers. Other than as disclosed to the Administrative Agent in writing, none of the Borrowers or the Investment Manager has dealt with any broker, investment banker, agent or other Person (except for the Administrative Agent, the Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.
7.28.    Financial Condition. The Borrowers, taken as a whole, are Solvent.
Section 8.    AFFIRMATIVE COVENANTS OF THE BORROWERS
So long as the Lenders have any commitment to lend hereunder, and until payment and performance in full of the Obligations (other than contingent reimbursement and indemnification obligations not then due) under this Credit Agreement and the other Loan Documents, each Borrower agrees that:
8.1.    Financial Statements, Reports and Notices. The Borrowers shall deliver to the Administrative Agent sufficient copies for each Lender of the following:
(a)    Financial Reports.
(i)    Annual Reports. As soon as available, but no later than ninety (90) days after the end of the fiscal year for each of the Borrowers, the audited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of the Borrowers as of the end of and for such year, setting forth in each case in comparative form (if applicable) the figures for the previous fiscal year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers on a consolidated basis in accordance with GAAP consistently applied and, subject to normal year end audit adjustments and the absence of footnotes.
(ii)    Quarterly Reports. As soon as available, but no later than sixty (60) days after the end of each of the first three fiscal quarters of the Borrowers, the unaudited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of the Borrowers as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form (if applicable) the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer of the Borrowers as presenting fairly in all material respects the financial condition and results of operations of the Borrowers on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes.
(b)    Compliance Certificate. On the date any financial statements are due pursuant to Section 8.1(a), a compliance certificate in the form of Exhibit N (the “Compliance Certificate”), certified by a Responsible Officer of each Borrower to be true and correct, (i) stating whether any Event of Default or, to the knowledge of such Persons, any Potential Default exists; (ii) stating that, to the knowledge of the Responsible Officers of the applicable Borrower, no Exclusion Event has occurred with respect to any Borrowing Base Investor (that has not previously been disclosed to the Administrative Agent in writing) or setting forth a list of any such Exclusion Events; (iii) calculating compliance with the financial covenants (if any) in the Constituent Documents of the Borrowers; and (iv) setting forth: (A) a description of the Investments acquired, sold or otherwise disposed of by and the business activities of the Borrowers during the preceding quarter, to the extent prepared for the Investors; and (B) in the case of a Compliance Certificate delivered in connection with a fiscal year-end report by the Borrowers, a description of the Investments acquired, sold or otherwise disposed of by and the business activities of the Borrowers during such fiscal year, to the extent prepared for the Investors, and a statement of the capital account of each Investor.
(c)    Capital Calls. (i) Within two (2) Business Days following the issuance of a Capital Call, the applicable Borrower shall notify the Administrative Agent of the making of such Capital Call and shall provide information as to the timing and amount of such Capital Call for each Investor (which detail may be set forth on an Excel file) along with an exemplar copy of the Capital Call that was delivered to the Investors; and (ii) a report of all Investors failing to fund their Capital Contributions delivered the fifth (5th) Business Day following issuance by a Borrower of notice to the Investors that failed to fund that such amount remains unpaid (which notice shall be issued no later than two (2) Business Days of the date such amount was initially due along with prompt notification to the Administrative Agent that such notice has been issued) when such Capital Contributions are due pursuant to the related Capital Call therefor and every fifth (5th) Business Day thereafter until all Investors have funded their Capital Contributions or the applicable Borrower certifies that it does not reasonably expect further Capital Contributions on account of such Capital Call.
(d)    Notice of Default. Within one (1) Business Day of becoming aware of the existence of any condition or event that constitutes an Event of Default and within three (3) Business Days of becoming aware of the existence of any condition or event that constitutes a Potential Default, the Borrowers shall furnish to the Administrative Agent a written notice specifying the nature and period of existence thereof and the action that such Borrower is taking or proposes to take with respect thereto.
(e)    Notice of Certain Withdrawals. Promptly, but no later than three (3) Business Days following receipt thereof, copies of any notice of withdrawal or request for excuse or exemption by any Investor pursuant to the applicable Constituent Document of the Borrower, its Subscription Agreement or Side Letter.
(f)    Investor Events. Promptly upon, but within two (2) Business Days of, a Responsible Officer of the applicable Borrower obtaining knowledge of any of the following events, a certificate notifying the Administrative Agent if: (i) an Exclusion Event has occurred with respect to any Borrowing Base Investor or any other Investor has violated or breached any material term of the Constituent Documents or its Subscription Agreement, Investor Letter or Credit Link Document; (ii) there has been any decline in the Rating of any Investor (or its Credit Provider, Sponsor or Responsible Party) that is an Included Investor pursuant to clause (a)(i) of the definition thereof, whether or not such change results in an Exclusion Event; or (iii) there has been a change in the name or notice information of any Investor.
(g)    Structure Chart. In the event any Borrower forms an Alternative Investment Vehicle, Parallel Investment Vehicle or Qualified Borrower, the Borrowers shall deliver an updated Schedule III depicting the updated fund structure of the Borrowers promptly after the formation thereof.
(h)    ERISA Certification. (i) For each Borrower that provided a certificate of a Responsible Officer pursuant to Section 6.1(q)(ii), Section 6.3(k)(ii) or Section 6.4(g)(ii), prior to admitting one or more ERISA Investors which would result in twenty five percent (25%) or more of the total value of any class of equity interests in such Borrower being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, such Borrower shall deliver a favorable written opinion of counsel to such Borrower addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); and (ii) with respect to each Borrower, for so long as there is any ERISA Investor in such Borrower, such Borrower shall provide to the Administrative Agent, no later than sixty (60) days after the first day of each Annual Valuation Period in the case of clause (1) below or sixty (60) days after the end of such Borrower’s fiscal year in the case of clause (2) below, a certificate signed by a Responsible Officer of such Borrower that (1) such Borrower has remained and still is an Operating Company or (2) the underlying assets of such Borrower do not constitute Plan Assets because less than twenty five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA.
(i)    Borrowing Base Certificate. The Borrowers shall provide an updated Borrowing Base Certificate certified by a Responsible Officer of each Borrower to be true and correct in all material respects setting forth a calculation of the Available Commitment in reasonable detail at each of the following times: (i) within five (5) Business Days after the end of each fiscal quarter of the Borrowers; (ii) in connection with any new Borrowing; (iii)  within two (2) Business Days of the issuance of any Capital Calls to the Investors together with the detail set forth in Section 8.1(c); (iv) within two (2) Business Days following a Responsible Officer of the applicable Borrower obtaining knowledge of any Exclusion Event or a Transfer of any Borrowing Base Investor’s Capital Commitment; (v) within five (5) Business Days of any other event that reduces the Available Commitment (such as, by way of example, a deemed collection); and (vi) as required by Section 8.19.

(j)    Other Reporting. Within five (5) Business Days of the delivery to any Investor, copies of all other material financial statements, appraisal reports, notices, opinions and other matters at any time or from time to time furnished to the Investors.
(k)    New Investors or Amended Investor Documents. Within five (5) Business Days of the dispatch of any acceptance documents by the applicable Borrower, copies of the Subscription Agreement (and any related Side Letter) or any transfer documentation of any new Investor or written evidence of an increase in the Capital Commitment of any Investor or any amendments to any Investor’s Side Letter, including but not limited to any documents related to an Investor’s election to opt into the provisions of any other Investor’s Side Letter pursuant to a ‘most favored nations’ clause.
(l)    Notice of Material Adverse Effect. Each Borrower shall, promptly upon a Responsible Officer of such Borrower obtaining knowledge thereof, notify the Administrative Agent of any event if such event could reasonably be expected to result in a Material Adverse Effect.
(m)    Notice of Liquidity Event. At least thirty (30) days prior to any “Liquidity Event” (as defined in the Subscription Agreements of the Initial Borrower), notice of such Liquidity Event.
(n)    Other Information. Such other information concerning the business, properties, or financial condition of the Borrowers as the Administrative Agent shall reasonably request and that is in the possession of or reasonably available to the Borrowers without undue burden or expense and that may be provided by the Borrowers without any Borrower violating any legal, fiduciary or contractual obligation related to confidentiality.
8.2.    Payment of Obligations. Each Borrower shall pay and discharge all Indebtedness and other obligations, including all Taxes, assessments, and governmental charges or levies imposed upon it, its income or profits, or any property belonging to it, before any such obligation becomes delinquent, if in the case of recourse Indebtedness such failure could reasonably be expected to result in a default in excess of $30,000,000; provided that such Borrower shall not be required to pay any such Tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and adequate reserves therefor have been established in accordance with GAAP.
8.3.    Maintenance of Existence and Rights. Each Borrower shall preserve and maintain its existence. Each Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to result in a Material Adverse Effect.
8.4.    [Reserved].
8.5.    Books and Records; Access. Upon not less than five (5) Business Days’ prior written notice, each Borrower shall give the Administrative Agent access during ordinary business hours to, and permit such person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Borrower and relating to the Collateral, and to inspect any of the properties of the Borrower relating to the Collateral and to discuss its affairs, finances and condition with its officers, subject in each case to compliance with Section 12.17. No access shall be at the Borrowers’ expense more than one time in any year unless an Event of Default has occurred and in continuing. The Borrowers will maintain complete and accurate books and records in all material respects relating to this Credit Agreement.
8.6.    Compliance with Law. Each Borrower shall observe and comply with all Applicable Laws and all orders of any Governmental Authority, including without limitation, the Investment Company Act, Environmental Laws and ERISA, and maintain in full force and effect all material Governmental Approvals applicable to the conduct of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
8.7.    Insurance. Each Borrower shall maintain insurance in such types and amounts (if any), as are consistent with customary practices and standards of its industry in the same or similar locations, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
8.8.    Authorizations and Approvals. Each Borrower shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Borrower to comply with its obligations hereunder in all material respects, under the other Loan Documents and its Constituent Documents.
8.9.    Maintenance of Liens. Each Borrower shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent and Secured Parties to file and record every instrument that the Administrative Agent may deem necessary in order to perfect and maintain the Secured Parties’ first priority security interests in (and Liens on) the Collateral (subject to Permitted Liens) and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority security interests and Liens.
8.10.    Further Assurances. Each Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, reasonably request or reasonably deem necessary or desirable in connection with the Credit Agreement or any of the other Loan Documents, the obligations of the Borrower hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.
8.11.    Maintenance of Independence. Each Borrower shall at all times (i) conduct and present itself as a separate entity and maintain all business organization formalities, (ii) maintain separate books and records, (iii) conduct all transactions with Affiliates (x) in accordance with its Constituent Documents or (y) otherwise on an arm’s length basis, and (iv) not commingle its funds with funds of other Persons, including Affiliates, except for related Investor Capital

Contributions deposited directly or indirectly into the related Borrower Collateral Account (which shall include any deposit into an account of any intermediate fund prior to depositing into the Borrower Collateral Account).
8.12.    RIC Status under the Internal Revenue Code; Investment Company Act.
(a)    The Initial Borrower shall elect to be treated as a “regulated investment company” within the meaning of the Internal Revenue Code commencing with the first taxable year in which investors are issued equity interests in the Initial Borrower and shall at all times thereafter maintain its status as a “regulated investment company” and be taxed as such within the meaning of the Internal Revenue Code, and shall at all times maintain its status as and compliance with the requirements for a “business development company” under the Investment Company Act.
(b)    The Borrowers shall at all times be in compliance with the Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
8.13.    Investor Financials and Confirmation of Unfunded Capital Commitments. For each Investor that executes and delivers an Investor Letter, the Borrowers shall request from such Investor any financial statements or other information required under such Investor Letter to be provided as requested by the Administrative Agent from time to time and (a) upon receipt thereof, promptly deliver the same to the Administrative Agent, or (b) promptly notify the Administrative Agent of the failure to timely obtain such information in the time period required under such Investor Letter. For any such Investor, upon the request of the Administrative Agent the Borrowers shall within thirty (30) days of such request obtain a certification executed by such Investor confirming the amount of its Unfunded Capital Commitment, such certification to be in form and substance acceptable to the Administrative Agent. In the event the Borrowers are unable to timely obtain such certification, the remedy shall be an Exclusion Event with respect to such Investor.
8.14.    Compliance with Loan Documents and Constituent Documents. Each Borrower shall fully comply with any and all covenants and provisions of each Loan Document executed by it. Each Borrower shall comply with all material provisions of its Constituent Documents.
8.15.    Investor Default. At all times when an Event of Default has occurred and is continuing and any Investor has failed to fund any Capital Contribution when due, then the applicable Borrower shall exercise its available remedies as to such Investor only with the written consent of the Administrative Agent, at the direction of the Required Lenders.
8.16.    Collateral Account. Each Borrower shall ensure that, at all times, it has authorized the applicable Account Bank to provide the Administrative Agent electronic monitoring access to the Collateral Account.
8.17.    Compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Borrower shall comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Borrower shall conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Investor and the origin of the assets used by such Investor to purchase its interest in the applicable Borrower, and shall maintain sufficient information to identify the applicable Investor for purposes of the Anti-Money Laundering Laws. Each Borrower shall, upon the request of the Administrative Agent from time to time, provide certification and other evidence of such Borrower’s compliance with this Section 8.17.
8.18.    Solvency. The financial condition of each Borrower shall be such that it is Solvent.
8.19.    Returned Capital. The Borrowers shall within ten (10) Business Days following notification to the Investors of any Returned Capital: (i) notify the Administrative Agent in writing of such Returned Capital; (ii) deliver to the Administrative Agent a revised Borrowing Base Certificate modified by the Borrowers reflecting the changes to the Capital Commitments and the Uncalled Capital Commitments, resulting from the distribution of the Returned Capital; and (iii) deliver to the Administrative Agent copies of all Capital Return Notices and a Capital Return Certification duly executed by the Borrowers certifying that such Returned Capital of the applicable Investor has been added back into the applicable Investor’s Uncalled Capital Commitment and confirming the Uncalled Capital Commitment of the applicable Investor after giving effect to the Returned Capital. The effective date on which an Investor’s Unfunded Capital Commitment increases by Returned Capital for purposes of this Credit Agreement shall be the date on which the Borrowers have delivered to the Administrative Agent duly completed copies of the items required by this Section 8.19.
8.20.    Capital Calls and Minimum Contributions. The Borrowers shall: (a) issue at least one Capital Call during each twelve month interval following the Closing Date in an amount of at least five percent (5%) of the aggregate Capital Commitments; provided that the Borrowers shall not be required at any time to issue a Capital Call pursuant to this provision in excess of the amounts outstanding under the Credit Facility; and (b) provide to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that each Investor has made such Capital Contributions equal to or exceeding five percent (5%) of its Capital Commitment.
Section 9.    NEGATIVE COVENANTS
So long as the Lenders have any commitment to lend hereunder, and until payment in full of the Obligations (other than contingent reimbursement and indemnification obligations not then due), each Borrower agrees that:
9.1.    Borrower Information. No Borrower shall change its name, jurisdiction of formation, chief executive office and/or principal place of business (i) unless such Borrower delivers any documentation reasonably required to permit the Administrative Agent to maintain its first priority security interest in the Collateral (subject to Permitted Liens) or (ii) otherwise obtains the prior written consent of the Administrative Agent. The Administrative Agent consents to the relocation of the principal place of business of the Initial Borrower to the location previously disclosed to the Administrative Agent.

9.2.    Mergers, Etc. No Borrower shall take any action (a) to merge, consolidate or divide with or into any Person, unless such Borrower is the surviving entity, or (b) that will dissolve or terminate such Borrower, except in each case, with the prior written consent of the Administrative Agent in its sole discretion.
9.3.    Limitation on Liens. No Borrower shall create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the security interests and Liens created by the Loan Documents) upon the Collateral, other than (i) Liens to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents, (ii) non-consensual Liens, if any, that arise as a matter of law and are either not yet delinquent or are being contested in good faith by appropriate proceedings as long as, in either case, the applicable Borrower has set aside adequate reserves therefor on its books in accordance with GAAP, (iii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights or remedies as to Collateral Accounts or (iv) Liens arising in favor of any Account Bank pursuant to any Borrower Control Agreement or other agreement related to such account (collectively, “Permitted Liens”).
9.4.    Fiscal Year and Accounting Method. No Borrower shall change its fiscal year or its method of accounting without the prior written consent of the Administrative Agent, unless otherwise required to do so by the Internal Revenue Code or GAAP (and if so required the Borrowers shall promptly notify the Administrative Agent in writing of such change).
9.5.    Transfer of Interests; Admission of Investors.
(a)    Transfers by Investors. No Borrower shall permit any Transfer by a Borrowing Base Investor unless explicitly permitted pursuant to this Section 9.5. The Borrowers shall notify the Administrative Agent of any Transfer by any Borrowing Base Investor of all or a portion of any interest in any Borrower under the applicable Constituent Documents at least five (5) Business Days before the proposed Transfer, and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any proposed assignment agreement and other documentation delivered to, or required of such Investor by the Borrower; provided that, subject to pro forma compliance with Section 3.5(b), the failure to deliver such notice shall not prohibit the Transfer of such interest (it being acknowledged and agreed that the transferee will not be an Included Investor in accordance with the following sentence until the Administrative Agent has recovered all of the related transfer documents). In order for a new Investor to be deemed to be an Included Investor, Specified Investor or Designated Investor, as applicable, such new Investor must satisfy the criteria therefor as set out in this Credit Agreement. If the transfer of an Investor interest to a new Investor would result in a mandatory prepayment pursuant to Section 3.5(b) (due to the transferee not being designated as a Borrowing Base Investor or otherwise), such mandatory prepayment shall be calculated and paid to the Lenders prior to the effectiveness of the transfer and such prepayment shall be subject to Section 4.5. Subject to compliance with the preceding sentence and Section 9.5(b), any assignment by a Borrowing Base Investor shall be permitted. Any transfer of any interest in any Borrower by any non-Borrowing Base Investor to any other Person shall be permitted without the consent of the Administrative Agent or Lenders, subject to compliance with Section 9.5(b).
(b)    Sanctions Compliance. Any admission of an assignee of an interest in any Borrower or as a substitute Investor and any admission of a Person as a new Investor of the Borrower, shall be subject to such Person not being a Sanctioned Person.
9.6.    Constituent Documents. Except as hereinafter provided, no Borrower shall alter, amend, modify, terminate, or change any provision of such Borrower’s Constituent Documents, any Subscription Agreement or, any Side Letter or enter any new Side Letter (each, a “Proposed Amendment”) if such Proposed Amendment would (a) remove or amend (or affect in a similar manner) the Debt Limitations, (b) affect such Borrower’s or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Capital Calls, Capital Contributions, Capital Commitments, Uncalled Capital Commitments or any other Collateral or any time period applicable thereto, (c) except as permitted under Section 9.5, suspend, reduce or terminate any Investor’s Unfunded Capital Commitments or obligation to fund Capital Calls, or (d) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens, and powers and privileges of any of the Secured Parties hereunder (each, a “Material Amendment”). The applicable Borrower shall provide the Administrative Agent with written notice of the substance of any Proposed Amendment and the Administrative Agent shall determine, in its sole discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not such Proposed Amendment would constitute a Material Amendment and shall promptly (and in any event within five (5) Business Days) notify the Borrowers of its determination. In the event that the Administrative Agent determines that such Proposed Amendment is a Material Amendment, the approval of the Required Lenders shall be required (unless the approval of all Lenders is otherwise required consistent with the terms of this Credit Agreement), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by such Borrower. Subject to Section 12.1, the Lenders shall, within ten (10) Business Days from the date of such notice from the Administrative Agent, deliver their approval or denial thereof. In the event that the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, such Borrower may make such amendment without the consent of any Lender. Each Borrower may, without the consent of the Administrative Agent or the Lenders, amend its Constituent Documents: (x) to admit new Investors to the extent permitted by, and in accordance with, this Credit Agreement; and (y) to reflect transfers of interests in the Borrowers permitted by, and in accordance with, this Credit Agreement; provided that, in each case, such Borrower shall promptly provide prior written notice to the Administrative Agent of any such amendment. Further, in the event any Constituent Document of any Borrower is altered, amended, modified or terminated in any respect whatsoever, such Borrower shall provide the Administrative Agent with copies of each executed, filed or otherwise effective document relating thereto.
9.7.    [Reserved].

9.8.    [Reserved].
9.9.    Limitation on Withdrawals. No Borrower shall permit any Investor to withdraw its interest in any Borrower without the prior written consent of the Administrative Agent, other than (a) in the event an Investor’s continuing interest in the applicable Borrower would (i) violate Applicable Law or (ii) in the reasonable judgment of the applicable Borrower or the Investment Manager, result in a material adverse tax or regulatory consequences for the applicable Borrower, so long as prior to the effectiveness of such withdrawal the applicable Borrower requires such Investor to comply with clause (ii) of the final sentence of Section 5 of such Investor’s Subscription Agreement (or any equivalent provision therein) obligating such Investor to fund its pro rata share of Capital Contributions necessary to cure any mandatory prepayment that would be triggered hereunder as a result of such withdrawal, or (b) such Investor is permitted to withdraw in accordance with its Side Letter (provided that the applicable Borrower has no discretion to prohibit such withdrawal) in connection with a Transfer permitted in accordance with Section 9.5. If any such withdrawal of an Investor interest to a new Investor would result in a mandatory prepayment pursuant to Section 3.5(b), such mandatory prepayment shall be calculated and paid to the Lenders prior to the effectiveness of such withdrawal and such prepayment shall be subject to Section 4.5.
9.10.    Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments.
(a)    Alternative Investment Vehicles and Parallel Investment Vehicles. No Borrower shall either (i) transfer the Unfunded Capital Commitments of one or more Investors to any Alternative Investment Vehicle or Parallel Investment Vehicle, or (ii) cause Capital Contributions to be made to an Alternative Investment Vehicle or Parallel Investment Vehicle, in either case, unless such Alternative Investment Vehicle or Parallel Investment Vehicle has joined the Credit Facility as a Borrower in accordance with Section 6.4.
(b)    Other Transfers of Unfunded Capital Commitments. No Borrower shall permit the Transfer of any Unfunded Capital Commitment of any Investor to any Affiliate of a Borrower that is not a Borrower hereunder or permit an Investor to fund a Capital Contribution directly to any Investment.
9.11.    Limitation on Indebtedness. To the extent applicable, no Borrower shall incur Indebtedness in excess of the limitations set forth in the applicable Constituent Document (collectively, the “Debt Limitations”).
9.12.    Capital Commitments. No Borrower shall: (i) other than as permitted by Section 9.9, cancel, reduce, excuse, or abate the Capital Commitment of any Investor without the prior written consent of the Lenders, which may be withheld in their sole discretion; or (ii) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular Investment of such Borrower); provided however that the Borrower may excuse any Investor from funding a Capital Call with respect to which an Investment Exclusion Event applies.

9.13.    Capital Calls. Other than pursuant to the Loan Documents, no Borrower shall make any contractual or other agreement with any Person that shall restrict, limit, penalize or control its ability to make Capital Calls or the timing thereof.
9.14.    ERISA Compliance. No Borrower or member of a Borrower’s Controlled Group shall establish, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Plan. No Borrower shall fail to satisfy an exception under the Plan Asset Regulations, which failure causes the assets of such Borrower to be deemed Plan Assets. Assuming that none of the assets of any Lender used to fund a Loan are deemed to be Plan Assets, no Borrower shall take any action, or omit to take any action that would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA.
9.15.    Dissolution. Without the prior written consent of all Lenders (in their sole discretion), so long as any of the Commitments remain in effect or the Credit Facility has not been terminated, no Borrower shall take any action to terminate or dissolve.
9.16.    [Reserved].
9.17.    Limitations on Distributions. No Borrower shall make, pay or declare any Distribution (as defined below) (i) at any time except as permitted pursuant to its Constituent Documents and (ii) other than Permitted RIC Distributions, at any time during a Cash Control Event; provided that during the existence of (x) an Event of Default pursuant to Section 10.1(a), 10.1(h), 10.1(i) or 10.1(n), or (y) upon the acceleration of the unpaid balance of the Obligations of the Borrowers pursuant to Section 10.2, none of the Borrowers shall make, pay or declare any Permitted RIC Distribution. “Distribution” means any distributions (whether or not in cash) on account of any equity interest in a Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such equity interest.
9.18.    Limitation on Withdrawals. Without the prior written consent of the Required Lenders, no Borrower shall make nor cause the making of any withdrawal or transfer of funds from any Collateral Account if a Cash Control Event has occurred and is continuing, other than withdrawals for the purpose of repaying Obligations.
9.19.    Compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No Borrower shall use directly or indirectly (including without limitation, by lending, contributing or otherwise making available to any Subsidiary, joint venture partner or other Person) any part of the proceeds of any Loan hereunder directly, or to its knowledge, indirectly, (i) to fund, finance or facilitate any operations in, finance any investments, business or activities in or make any payments to any Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including, without limitation, any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise). No part of the proceeds of any Loan will be used, directly or, to its knowledge, indirectly, (a) in violation of Anti-Corruption Laws or Anti-Money Laundering Laws, or (b) for any payment, promise to pay, or authorization of any payment (or giving of anything of value) to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, to improperly obtain, retain or direct business, or obtain any undue influence or improper advantage, in violation of Anti-Corruption Laws.
9.20.    Limitations of Use of Loan Proceeds. The Borrowers shall not use the proceeds of any Loan directly for the payment to any Investor of any Distribution; provided that this clause shall not restrict or prohibit any Borrower from making any Distributions in accordance with Section 9.17, so long as such Distributions are not paid directly using the proceeds of any Loan.
9.21.    [Reserved].
9.22.    [Reserved].
9.23.    Transactions with Affiliates. No Borrower shall, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or make any contribution towards, or reimbursement for, any Federal income taxes payable by any Person or any of its Subsidiaries in respect of income of such Borrower, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business, as permitted by its Constituent Documents and Applicable Law and at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.
9.24.    [Reserved].
9.25.    Deposits to Collateral Accounts. No Borrower shall, and shall not cause any of its Subsidiaries to, deposit or otherwise credit, or cause or knowingly permit to be so deposited or credited, to the Collateral Accounts cash or cash proceeds other than Capital Contributions.
9.26.    Deemed Capital Contributions. The Borrowers shall not reinvest current cash flow from Investments and/or net proceeds from Investment dispositions in accordance with their respective Constituent Documents if (a) an Event of Default has occurred and is continuing, or (b) such reinvestment would reduce the Unfunded Capital Commitment of any Investor and cause the Dollar Equivalent of the Principal Obligations to exceed the Available Commitment, unless with respect to this clause (b), prior to such reinvestment, the Borrowers shall make any resulting prepayment required under Section 3.5(b) of this Credit Agreement.
Section 10.    EVENTS OF DEFAULT
10.1.    Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)    (i) the Borrowers shall fail to pay when due any principal of the Obligations, including, without limitation, any failure to pay any amount required under Section 3.5(b); or (ii) the Borrowers shall fail to pay when due any interest on the Obligations or any fee, expense, indemnity or other payment required hereunder, or under any other Loan Document, and such failure under this clause (ii) shall continue for three (3) Business Days;
(b)    any representation or warranty made or deemed made by or on behalf of the Borrowers (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any one of them by the Borrowers (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of: (i) written notice thereof has been given by the Administrative Agent to the Borrowers or (ii) a Responsible Officer of the applicable Borrower obtains knowledge thereof;
(c)    default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.5(b), 8.1, 8.12, and Sections 9.1 through 9.26) by the Borrowers; or (ii) the covenants or agreements of the Borrowers contained in any other Loan Documents executed by such Person, and, if such default is susceptible to cure, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of the applicable Borrower obtains knowledge thereof;
(d)    default shall occur in the performance of any of the covenants or agreements of any Borrower contained in Section 3.5(b), 8.12 or any one of Sections 9.1 through 9.26;
(e)    default shall occur in the performance of Section 8.1 of this Credit Agreement and such default shall continue uncured for five (5) Business Days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of the applicable Borrower obtains knowledge thereof;
(f)    any of the Loan Documents executed by the Borrowers: (i) shall cease, in whole or in part, to be legal, valid, binding agreements enforceable against the Borrowers, as the case may be, in accordance with the terms thereof; (ii) shall in any way be terminated or become or be declared ineffective or inoperative; or (iii) shall in any way whatsoever cease to give or provide the respective first priority Liens (subject to Permitted Liens), security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby, in each case other than (x) in accordance with the provisions of this Credit Agreement or any other Loan Document or (y) as a result of any action or inaction by the Administrative Agent or any other Secured Party;

(g)    a default shall occur with respect to the payment of any recourse Indebtedness of the Borrowers in equal to or in excess of $30,000,000 or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and in either case shall not be promptly paid or extended (after giving effect, in each case, to any grace period related thereto);
(h)    any Borrower or the Investment Manager shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;
(i)    an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Borrower or the Investment Manager, or appointing a receiver, custodian, trustee, intervenor, sequestrator, conservator, liquidator or similar official of any Borrower or the Investment Manager, or of all or substantially all of such Person’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;
(j)    any final judgment(s) for the payment of money equal to or in excess of $30,000,000 in the aggregate shall be rendered against any Borrower alone or against one or more of the Borrowers and such judgment shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment, unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed $30,000,000 or unless it is being appealed and such Borrower has posted a bond or cash collateral;
(k)    there shall occur any event that results in a Material Adverse Effect (except to the extent such Material Adverse Effect occurs as a result of any action or inaction by any Secured Party);
(l)    [reserved];
(m)    [reserved];
(n)    if there are (i) six (6) or fewer Investors, one or more Investors having Capital Commitments aggregating to fifteen percent (15%) or greater of the total Capital Commitments of Investors in the Borrowers shall default in their obligation to fund any Capital Calls (on a cumulative basis) when due, or (ii) more than six (6) Investors, one or more Investors having Capital Commitments aggregating to twenty percent (20%) or greater of the total Capital Commitments of Investors in the Borrowers shall default in their obligation to fund any Capital Calls (on a cumulative basis) when due, and in each case such failure shall not be cured within five (5) Business Days following issuance by a Borrower of notice to such Investor that such amount remains unpaid, which notice shall be issued no later than two (2) Business Days of the date such amount was initially due along with prompt notification to the Administrative Agent that such notice has been issued (without regard to any cure or notice periods contained in the applicable Constituent Documents);
(o)    any Borrower or any affiliated Investor (other than any employees of the Borrower or Investment Manager) fails to fund any Capital Call when due and such failure shall not be cured within five (5) Business Days (without regard to any cure or notice periods contained in the applicable Constituent Documents);
(p)    [reserved];
(q)    any Borrower or its affiliated Investor (other than any employees of the Borrowers or Investment Manager) shall repudiate, challenge, or declare unenforceable its Capital Commitment or its obligation to make Capital Contributions to the capital of the Borrowers pursuant to a Capital Call or shall otherwise disaffirm any material provision of any Borrower’s Constituent Document, as applicable;
(r)    the Management Agreement shall cease to be in full force and effect or the Investment Manager resigns or is removed from said role;
(s)    a “Liquidity Event” (as defined in the Subscription Agreements of the Initial Borrower) shall occur, or an event shall occur that results in or could reasonably be expected to cause the dissolution or liquidation of any Borrower or the Investment Manager; or
(t)    a Change of Control shall occur.
10.2.    Remedies Upon Event of Default. (a) If an Event of Default shall have occurred, then the Administrative Agent may (and shall at the direction of the Required Lenders) and, if applicable, subject to the right of the Borrowers to initiate Capital Calls to cure such Event of Default or repay the Obligations in full prior to the exercise of remedies by the Administrative Agent contained in Section 10.2(b): (i) suspend the Commitments of the Lenders; (ii) terminate the Commitment of the Lenders hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Borrowers hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth in Sections 5.2 and 5.3 and the Collateral Documents, including, but not limited to, the initiation of Capital Calls of the Uncalled Capital Commitments; (v) suspend the obligation of the Lenders to maintain LIBOR Rate Loans and (vi) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any

Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Borrowers hereby expressly waives.
(b)    Actions with Respect to the Collateral. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of any Borrower, at any time or from time to time during the existence of an Event of Default, to: (i) initiate one or more Capital Calls in order to pay the Obligations then due and owing, so long as such Capital Call will be paid to the Collateral Account (or, solely in the case that the Collateral Account is closed, frozen or subject to an order of a Governmental Authority or the Account Bank that would restrict such payments from being paid to the Collateral Account, then to such other account in the Borrower’s name as directed by the Administrative Agent in its sole discretion), (ii) take or bring in any Borrower’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Capital Commitments, (iii) complete any contract or agreement of any Borrower in any way related to payment of any of the Capital Commitments, (iv) make allowances or adjustments related to the Capital Commitments, (v) compromise any claims related to the Capital Commitments, (vi) issue credit in its own name or the name of any Borrower, or (vii) exercise any other right, privilege, power, or remedy provided to any Borrower under its respective Constituent Documents and the Subscription Agreements with respect to the Capital Commitments; provided that, with respect to any ERISA Investor, the Administrative Agent shall undertake any such action as agent on behalf of the applicable Borrower. Regardless of any provision hereof, in the absence of fraud, gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Calls or the Capital Commitment or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Capital Commitment, subject to the Internal Revenue Code. The Administrative Agent shall give the Borrowers notice of actions taken pursuant to this Section 10.2(b) prior to or concurrently with the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers’ obligations hereunder. Notwithstanding the above, during the continuance of an Event of Default, the Borrowers shall be authorized to issue Capital Calls only with the consent of the Administrative Agent in its sole discretion; provided that, notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of an Event of Default (other than those described in Section 10.1(f), (h), (i), (q), (r), (s) (but solely in the case of clause (s) with respect to the applicable Borrower) or (t)), if such Event of Default can be cured by the funding of Uncalled Capital Commitments or the Borrowers obtain the prior written consent of the Administrative Agent and certify following the occurrence of an Event of Default that they will repay the Obligations in full, then prior to the Administrative Agent, on behalf of the Lenders, exercising its right to issue Capital Calls to the Investors or exercising any other remedy provided for herein or in any other Loan Documents or provided by Applicable Law, the Administrative Agent shall be required to give five (5) Business

Days written notice (the “Initial Notice Period”) of its intention to exercise such remedies and, if, at any time prior to or during such Initial Notice Period, the applicable Borrowers shall issue a Capital Call to the Investors sufficient to cure such Event of Default or repay the Obligations, then the Administrative Agent and the Lenders shall not exercise such remedies with respect to any applicable Borrowers until the Business Day following the Initial Payment Date (as defined below); provided, that: (i) such Capital Call as issued by such Borrowers must require the Investors to fund their related Capital Contribution within ten (10) Business Days after the date of such Capital Call (such tenth (10th) Business Day being the “Initial Payment Date”); (ii) the Capital Contributions and all other amounts paid by the Investors in respect of such Capital Call are deposited into the applicable Collateral Account; and (iii) each applicable Borrower directs the applicable Account Bank that such Capital Contributions and other payments by the Investors shall be withdrawn by the Administrative Agent to cure the default giving rise to such Event of Default and/or prepay the Obligations in their entirety; provided, further that nothing in this Section 10.2 shall prohibit the Administrative Agent or any Lender from exerting control over (i) the applicable Collateral Account during the continuance of a Cash Control Event and taking any such actions as may be required to protect their rights in a bankruptcy proceeding or exercising any remedies if may have with respect to (ii) any Event of Default pursuant to Section 10.1(f), (h), (i), (q), (r), (s) (but solely in the case of clause (s), with respect to the applicable Borrower) or (t) or any other Event of Default that shall have occurred and be continuing that cannot be cured by the funding of Uncalled Capital Commitments or that was triggered by the failure of any applicable Borrower to issue a Capital Call upon its Investors following a mandatory prepayment event pursuant to Section 3.5(b) hereof and/or make such mandatory prepayment following the receipt of such related Capital Contributions, in each case, as required by this Credit Agreement.
(c)    Additional Action by the Administrative Agent. After the occurrence and during the continuance of an Event of Default, issuance by the Administrative Agent on behalf of the Secured Parties of a receipt to any Person obligated to pay any capital contribution shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the Administrative Agent for the benefit of the Secured Parties so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any insolvency law, state or federal law, common law or equitable doctrine. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized and empowered, after the occurrence and during the continuance of an Event of Default, on behalf of any Borrower, to endorse the name of any Borrower upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon a Capital Contribution of any Person to any Borrower coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. After the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Borrower, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion of the Administrative Agent, to protect the first priority security interests and Liens in the Collateral (subject to Permitted Liens) or the repayment of the Obligations, and neither the Administrative Agent nor the Secured Parties, in the absence of gross negligence and willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.
The application by the Administrative Agent of such funds shall, unless the Lenders shall agree otherwise in writing, be the same as set forth in Section 3.4. The Borrowers acknowledge that all funds so transferred into the Collateral Accounts shall be the property of the Borrowers, subject to the first priority, security interest (subject to Permitted Liens) of the Administrative Agent therein.
10.3.    Lender Offset. If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender) and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or any of their respective Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of any Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.4.    Performance by the Administrative Agent. Should any Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of the Borrowers, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Borrower, or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with any Borrower, or any related Person.
10.5.    Good Faith Duty to Cooperate. In the event that the Administrative Agent or Required Lenders elect to commence the exercise of remedies pursuant to Section 10.2 or 10.3 as a result of the occurrence of any Event of Default, the Borrowers agree to cooperate in good faith with the Administrative Agent to enable the Administrative Agent to issue Capital Calls and enforce the payment thereof by the Investors in accordance with the Loan Documents, including but not limited to providing the contact information in the possession of the Borrowers or any Affiliate or service provider thereof for each Investor within two (2) Business Days of receipt of a written request, subject to Section 12.17.
Section 11.    AGENCY PROVISIONS
11.1.    Appointment and Authorization of Agents.
(a)    Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and none of the Borrowers, any Investor, or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Borrowers in Section 11.10).
(b)    Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and payment in full of all of the Obligations (other than contingent reimbursement and indemnification obligations not then due), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders shall confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

(c)    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.2.    Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent with reasonable care concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.
11.3.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. No Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable to any Lender for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly provided for hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the no Agent-Related Person shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent-Related Person to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of any Debtor Relief Law. No Agent-Related Person shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Agent-Related Person in any capacity. No Agent-Related Person shall be liable for any action taken or not taken by it with (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent-Related Person shall be deemed to have knowledge of any Event of Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe neither any fiduciary or other implied duty to the Lenders, regardless of whether a Default has occurred and is continuing. Each Lender Party recognizes and agrees that Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when Administrative Agent disburses funds to Borrowers or accepts any Qualified Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by a Borrower Party.
11.4.    Reliance on Communications. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed in good faith by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).
11.5.    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The

Administrative Agent shall notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.
11.6.    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties that may come into the possession of any Agent-Related Person.
11.7.    Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting the obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this

Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.
11.8.    Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to the Loans made and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
11.9.    Successor Agents.
(a)    Resignation of Administrative Agent. (i) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and, prior to the occurrence of an Event of Default, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(ii)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(iii)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(b)    Resignation of Other Agents. Any other Agent may, at any time, resign upon written notice to the Lenders and the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.
11.10.    Reliance by the Borrowers. The Borrowers shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Borrowers, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Borrowers shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions that would otherwise constitute defaults hereunder) that is based upon such reliance upon Administrative Agent. The Borrowers shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrowers shall have received notice of resignation, and the Borrowers shall not be obligated to recognize any successor Administrative Agent until the Borrower shall have received written notification satisfactory to them of the appointment of such successor.
11.11.    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.
Section 12.    MISCELLANEOUS
12.1.    Amendments. Neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Borrower is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and the Borrowers on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:
(a)    each Lender adversely affected thereby:
(i)    reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5;
(ii)    extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate or as a result of a Benchmark Transition Event), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;
(iii)    release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in any Borrower permitted hereunder or in any other Loan Document; and
(b)    all Lenders:
(i)    except as otherwise provided by Section 9.5 or 9.12, permit the cancellation, excuse or reduction of the Uncalled Capital Commitment or Capital Commitment of any Borrowing Base Investor;
(ii)    amend the definition of “Applicable Requirement”, “Available Commitment”, “Concentration Limit”, “Designated Investor”, “Eligible Institution”, “HNW Investor”, “Included Investor”, “Maturity Date”, “Pooled Vehicle Investor”, “Principal Obligations”, “Specified Investor” or the definition of any of the defined terms used therein;
(iii)    change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders that are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;
(iv)    consent to the assignment or transfer by any Borrower of any of its rights and obligations under (or in respect of) the Loan Documents; or
(v)    amend the terms of Section 3.5(b) or this Section 12.1.

The Administrative Agent agrees that it shall notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent; and (B) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of Required Lenders.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Borrower, if such modification, waiver, or consent is of an administrative nature.
If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have denied its consent to the request.
12.2.    Sharing of Offsets. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 12.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.
12.3.    Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement that constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date hereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.
12.4.    Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including, without limitation, Section 12.1), the Administrative Agent acting on behalf of all Lenders, and the Borrowers may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Borrowers hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Borrowers hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.
12.5.    Payment of Expenses; Indemnity.
(a)    Cost and Expenses. The Borrowers shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, including the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP), in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, addition of Investors, amendments to any Borrower’s Constituent Document, joinder of Borrowers, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of one outside counsel and necessary local counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. For the avoidance of doubt, this Section 12.5(a) shall not apply to Taxes (other than any Taxes that represent losses, damages, etc. arising from any non-Tax claim).
(b)    Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of a single counsel for all Indemnitees in each applicable jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Credit Facility), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to any Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, and the prosecution and defense thereof, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, gross negligence or willful misconduct of an Indemnitee, (x) result from a claim brought by any Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) result from any settlement by any Indemnitee of any claim or threatened claim that is otherwise subject to indemnification under this Section unless the Borrowers have consented in writing to such settlement, which consent shall not be unreasonably withheld, delayed or conditioned or (z) are on account of Taxes (other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim).
(c)    Reimbursement by the Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Dollar Equivalent of the Principal Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent of the gross negligence or willful misconduct of such Indemnitee.
(e)    [Reserved].
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

12.6.    Notice.
(a)    Notices Generally. Any notice, demand, request or other communication that any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day that it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (c) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (e) if by email, as provided in Section 12.6(b).
If to the Borrowers:
At the address specified with respect thereto on Schedule I.
    With a copy to (which shall not constitute notice hereunder):
Barings LLC
300 Tryon Street, Suite 2500
Charlotte, North Carolina 28202
Attention: Thomas Moses
Phone: (704) 614-9196
Email: thomas.moses@barings.com
If to the Investment Manager:

Barings LLC
300 Tryon Street, Suite 2500
Charlotte, North Carolina 28202
Attention: Thomas Moses
Phone: (704) 614-9196
Email: thomas.moses@barings.com
If to Société Générale as Administrative Agent or Lender:

Société Générale
245 Park Avenue
New York, NY 10167
Attention: Laurie Lawler, copy to Operations Group
Telephone: (212) 278-6435
Email: laurie.lawler@sgcib.com, erwan.roze@sgcib.com,
US-SEC-MONITORING@SGCIB.COM and

OPER-FIN-Serv.us@sgss.socgen.com

with a copy to (which shall not constitute notice hereunder):
Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: Wesley A. Misson, Esq.
Phone: (704) 348-5355
Facsimile: (704) 348-5200
Email: wesley.misson@cwt.com
If to any other Lender:
At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Assumption or Joinder Agreement of such Lender.
Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrower or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.
(b)    Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications as specified in writing to the Borrowers.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
12.7.    Governing Law. This Credit Agreement and any other Loan Document (except, at to any other Loan Document, as expressly set forth therein), and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.
12.8.    Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any Borrower with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as the Lenders in their sole discretion may elect and each Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the Lender by registered or certified mail, postage prepaid, to such Borrower’s address set forth in Section 12.6. Each Borrower hereby irrevocably waives any objections that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.
12.9.    Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.
12.10.    Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.
12.11.    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.11(b), (ii) by way of participation in accordance with the provisions of Section 12.11(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.11(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.11(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with notice to the Borrowers; provided that, in each case, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts and Maximum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
(B)    in any case not described in Section 12.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.11(b)(i)(B) and, in addition:
(A)    the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) if a Cash Control Event has occurred and is continuing at the time of such assignment, (y) an Event of Default as set forth in clauses 10.1(a), 10.1(h) or 10.1(i) has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender or an Affiliate of a Lender; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire if requested by the Administrative Agent.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Borrower’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v) or (C) any Person that is not an Eligible Institution (other than a Lender or any Affiliate of a Lender).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other

Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.
(viii)    Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.11(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest or demonstrable error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this

Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1(c) that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4.1 and Section 4.4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(f) (it being understood that the documentation required under Section 4.1(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.8 as if it were an assignee under Section 12.11(b) and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.4, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.8(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 5.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender.
(e)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest or demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Addition of Lenders. With the prior written consent of the Administrative Agent in its sole discretion, at the request of one or more Borrowers, a new lender may join the Credit Facility as a Lender by delivering a Lender Joinder Agreement to the Administrative Agent, and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:
(i)    the Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount;
(ii)    the Commitment of the new Lender shall be in a minimum amount of $10,000,000, or such lesser amount agreed to by the Borrowers and the Administrative Agent;
(iii)    such new Lender shall deliver to the Borrowers and the Administrative Agent any certifications required by Section 4.1(f); and
(iv)    the parties shall execute and deliver to the Administrative Agent a Lender Joinder Agreement, any amendment hereto determined necessary or appropriate by the Administrative Agent in connection with such Lender Joinder Agreement, the Borrowers shall execute such new Notes as the Administrative Agent or any Lender may request, and the new Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent, which amount the Administrative Agent may waive in its sole discretion.
(h)    Disclosure of Information. Any Lender may furnish any information concerning any Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.
12.12.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments without giving effect to Section 12.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. Each Defaulting Lender shall be entitled to receive interest for any period during which such Lender is a Defaulting Lender only to the extent allocable to the outstanding principal amount of the Loans funded by it.
(b)    Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative

Agent shall so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 12.12(a)(iv)), whereupon such Lender shall cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
12.13.    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Administrative Agent pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent reimbursement and indemnification obligations not then due), any of the Commitments remain in effect or the Credit Facility has not been terminated.
12.14.    Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.
12.15.    Survival. All representations and warranties made by the Borrowers herein shall survive delivery of the Notes and the making of the Loans.
12.16.    Full Recourse. The payment and performance of the Obligations shall be fully recourse to the Borrowers and their properties and assets. Except as expressly provided in this Credit Agreement and the other Loan Documents, the Obligations shall not be recourse to the Investment Manager, and the Secured Parties shall not have the right to pursue any claim or action against the Investment Manager except for any claim or action for actual damages of any Secured Parties as a result of any fraud, gross negligence, willful misrepresentation, willful misappropriation of proceeds from the Credit Facility or other willful misconduct on the part of the Investment Manager, in which event there shall be full recourse against the Investment Manager.
12.17.    Availability of Records; Confidentiality. (a) Each party hereto acknowledges and agrees that this Credit Agreement, all Loan Documents, Borrowing Base Certificates, and all other documents, certificates, opinions, reports, and other material information of every nature or description, and all transactions contemplated thereunder (collectively, “Transaction Information”) are confidential and agree to not disclose such information to any third party; provided, it is acknowledged and agreed that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any Affiliate of a Lender or Participant or Assignee or proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies and agents or any other Person as deemed necessary or appropriate in any Lender’s reasonable judgment, provided such party is advised of the confidential nature of such information, Transaction

Information (including originals or copies of this Credit Agreement and other Loan Documents), and may communicate all oral information, at any time submitted by or on behalf or any Borrower Party or received by the Administrative Agent or a Lender in connection with the Loans, the Commitments or any Borrower Party. The Borrowers may provide Transaction Information to any Investor or prospective Investor, or to any Participant, Assignee, or proposed Participant or Assignee, provided such party is advised of the confidential nature of such information; provided further that, prior to any such delivery or communication to any Participant, Assignee, or proposed Participant or Assignee, such Person shall agree to preserve the confidentiality of all data and information that constitutes Transaction Information or Confidential Information on terms no less restrictive than those contained in this Section 12.17; (b) the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Capital Commitments and details regarding their investments under the Constituent Documents (collectively, the “Investor Information”) have been and will be delivered on a confidential basis solely on a need to know basis; provided that nothing contained in this Credit Agreement shall serve to (i) restrict any brokerage, research, investment management or trading activities conducted in the ordinary course of business (which includes arbitrage activities) by Société Générale, its employees or any other affiliates of Société Générale either for their own account or for the accounts of their customers; or (ii) restrict any activity performed in the ordinary course of the business of Société Générale or its Affiliates; provided further that with respect to (i) or (ii) hereinabove, the individuals engaged in any of the foregoing activities have not reviewed the Confidential Information or otherwise been informed by those who have reviewed it or the contents thereof.; and (y) information with respect to Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Investments are Confidential Information subject to the provisions of this Section 12.17; and (iii) agree not to disclose and to maintain as confidential and not to use other than in connection with the transactions contemplated hereby and by the Loan Documents, any Confidential Information; (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such party from disclosing any Transaction Information or Confidential Information: (i) to their respective accountants and lawyers, (ii) to the Investors (it being understood and agreed that the Borrowers may only disclose the details of the transaction (and not any Loan Document) without the consent of the Administrative Agent), (iii) with the prior written consent of, with respect to Transaction Information, all parties hereto, and with respect to Confidential Information, the Borrowers; (iv) upon the order of any Governmental Authority having jurisdiction over such party or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) to the extent practicable and permitted by law; provided that prior to such disclosure the party requested to disclose such information shall provide the other party or (in the case of Investor Information, the Borrowers) prompt written notice of such requirement so that such party may seek, at such party’s sole expense, a protective order or other appropriate remedy and shall provide reasonable assistance in opposing such disclosure or seeking a protective order or other appropriate limitations on disclosure and shall only disclose that portion of information that it is required to disclose; (v) in connection with any audit by an independent public accountant of such party; (vi) to any banking regulators or examiners or auditors of any applicable Governmental Authority that examine such party’s books and records while conducting such examination or audit; provided that notice of such request is provided to the other party promptly thereafter (to the extent such notice would not be in violation of Applicable Law); or (vii) as otherwise specifically required by Applicable Law.

Notwithstanding clauses (a) through (c) of this Section 12.17, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all other person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. This Section 12.17 shall survive the termination hereof.
12.18.    USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act.
12.19.    Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Credit Agreement or any other Loan Document shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder and under the other Loan Documents by electronic means.
12.20.    Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent reimbursement and indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement that survives such termination.
12.21.    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that any provision of the Collateral Documents that imposes additional burdens on any Borrower or further restricts the rights of any Borrower or any of its Affiliates or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.
12.22.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement,

arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
12.23.    Judgment Currency. Each Borrower agrees to indemnify and hold harmless the Agents and the Lenders from and against any loss incurred by any of them as a result of any judgment or order being given or made for an amount due from such Borrower under or in connection with this Credit Agreement or any other Loan Document and such judgment or order being paid or payable in a currency other than the applicable currency (the “Judgment Currency”) as a result of any variation as between (i) the rate of exchange at which the applicable currency amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the relevant indemnified party is able to purchase the applicable currency with the amount of the Judgment Currency actually received by such Person. The foregoing indemnity shall constitute separate and independent obligations of the Borrowers and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion of, the relevant currency.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.
BORROWER:
BARINGS CAPITAL INVESTMENT CORPORATION, a Maryland corporation
By:
 Name:
Title:

        SG – Barings Capital BDC – Revolving Credit Agreement

Acknowledged and agreed to with respect to Section 5.4 only:
INVESTMENT MANAGER:
BARINGS LLC, a Delaware limited liability company

By:
 Name:
Title:

        SG – Barings Capital BDC – Revolving Credit Agreement

ADMINISTRATIVE AGENT AND LENDERS:
SOCIETE GENERALE,
as Administrative Agent and a Lender

By:
 Name:
Title:

        SG – Barings Capital BDC – Revolving Credit Agreement

SCHEDULE II
Commitments

Lender Name	Commitment
Société Générale	$160,000,000

        SG – Barings Capital BDC – Revolving Credit Agreement